UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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BEACON POWER CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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BEACON POWER CORPORATION
65 Middlesex Road
Tyngsboro, MA 01879

Notice of Annual Meeting of Stockholders
To be Held August 7, 2008

To the Stockholders of
Beacon Power Corporation:

We are hereby notifying you that Beacon Power Corporation will be holding its Annual Meeting of Stockholders at our corporate headquarters located at 65 Middlesex Road, Tyngsboro, Massachusetts 01879, on Thursday, August 7, 2008 at 11:00 a.m., local time, for the following purposes:

(1)	To elect six members of our Board of Directors for the ensuing year and until each of their successors is duly elected and qualified;
(2)	To ratify the selection of Miller Wachman LLP as independent auditors to audit our books and accounts for the fiscal year ending December 31, 2008; and
(3)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Your vote is important.  Whether or not you plan to attend the meeting, please vote as soon as possible. You may vote by mailing a completed proxy card, by telephone, or over the Internet. For specific voting instructions, please refer to the information provided with your proxy card and in this proxy statement.

By Order of the Board of Directors,

Beacon Power Corporation

James M. Spiezio
Secretary

July 3, 2008
Tyngsboro, Massachusetts

BEACON POWER CORPORATION

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements are identified by the use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate” and similar expressions identifying forward-looking statements. You should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from our expectation. Risks include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so; the complexity and other challenges of arranging project financing and resources for one or more frequency regulation power plants, including uncertainty about whether we will be successful in obtaining DOE loan guarantee support for our New York facility; conditions in target markets, including the fact that some ISOs have been slow to comply with the FERC’s requirement to update market rules to include new technology such as ours; our ability to obtain site interconnection or other zoning and construction approvals in a timely manner; no experience manufacturing any product or supplying frequency regulation services on a commercial basis; limited commercial contracts for sales to date; the dependence of sales on the achievement of product optimization, manufacturing and commercialization milestones; the uncertainty of the political and economic climate, and the different electrical grid characteristics and requirements of any foreign countries into which we hope to sell or operate, including the uncertainty of enforcing contracts, the different market structures, and the potential substantial fluctuation in currency exchange rates in those countries; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property, including the effect of the patent litigation recently initiated against us; retaining key executives and the possible need in the future to hire and retain key executives; the historical volatility of our stock price, as well as the volatility of the stock price of other companies in the energy sector. These factors are elaborated upon and other factors are described in the section of our Annual Report on Form 10-K titled “Risk Factors Relating to Our Business.” We disclaim any obligation to update any forward-looking statements contained herein after the date of this Proxy Statement.

ii

BEACON POWER CORPORATION

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
ON AUGUST 7, 2008

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Beacon Power Corporation (“We,” “Beacon,” “Our,” or the “Company”) for use at the Annual Meeting of Stockholders to be held on August 7, 2008 beginning at 11:00 a.m. at our corporate headquarters located at 65 Middlesex Road, Tyngsboro, Massachusetts 01879, and at any adjournment or postponement of that meeting.

Introduction

We are furnishing you with this Proxy Statement in connection with the solicitation of proxies to be used at the Annual Meeting of Beacon to be held on August 7, 2008 and at any adjournment of the Annual Meeting, for the purposes set forth in the accompanying notice of the meeting. All holders of record of our Common Stock at the close of business on June 16, 2008 will be entitled to vote at this meeting and any adjournments thereof. The stock transfer books have not been closed.

This Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and the accompanying proxy card were mailed to our stockholders on or about July 3, 2008.

Methods of Voting

You may vote by mail, by telephone, over the Internet or in person at the Annual Meeting.

Voting by Mail.  By signing and returning the proxy card in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Annual Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. Please sign and return your proxy card to ensure that all of your shares are voted.

Voting by Telephone.  To vote by telephone, please follow the instructions included on your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

Voting over the Internet.  To vote over the Internet, please follow the instructions included on your proxy card. If you vote over the Internet, you do not need to complete and mail your proxy card.

Voting in Person at the Annual Meeting.  If you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Annual Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the meeting, you will need to bring to the meeting a legal proxy from your broker or other nominee authorizing you to vote such shares.

Solicitation of Proxies

We are soliciting proxies in the form enclosed on behalf of the Board of Directors. We will vote any such signed proxy, if received in time for the voting and not revoked, at the Annual Meeting according to your directions. We will vote any proxy that fails to specify a choice on any matter to be acted upon FOR the election of each nominee for director and FOR each other proposal to be acted upon. If you submit a signed proxy in the form enclosed, you will have the power to revoke it at any time before we use it by filing a later proxy with us, by attending the Annual Meeting and voting in person, or by notifying us of the revocation in writing addressed to the Secretary of Beacon Power Corporation at 65 Middlesex Road, Tyngsboro, MA 01879.

We will pay for all expenses of preparing, assembling, printing and mailing the material used in the solicitation of proxies by the Board. Officers and regular Beacon employees may solicit proxies on behalf of the Board by telephone, telegram or personal interview, and we will bear the expenses of such efforts. We also may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by such persons at our expense.

Voting Rights

As of June 16, 2008, we had 88,305,731 shares of our common stock, $0.01 par value (“Common Stock”), issued and outstanding. You may vote your shares of Beacon Common Stock at the Annual Meeting if you were a stockholder of record as the close of business on June 16, 2008. Each share of Common Stock that you held as of the record date entitles you to one vote on each matter to be voted upon at the Annual Meeting. All holders of Common Stock vote together as one class.

The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock on the record date is necessary to constitute a quorum to transact business at the Annual Meeting. If a quorum is not present, it is expected that the Annual Meeting will be adjourned or postponed in order to solicit additional proxies. Shares of Common Stock represented at the Annual Meeting but not voted, including shares of Common Stock for which proxies have been received but for which the holders have abstained, will be treated as present at the Annual Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Assuming a quorum is established, directors will be elected (under Proposal 1) by a plurality of votes cast. If a vote is withheld regarding the election of directors, such vote will have no effect.

Approval of Proposal 2, the ratification of auditors, requires the affirmative vote of a majority of shares represented at the meeting.

If you return your proxy with instructions to abstain from voting on any of the proposals, your shares will be counted for purposes of determining whether a quorum is present at the Annual Meeting and for purposes of determining the total number of votes cast on each proposal described in this Proxy Statement. Other than with respect to the election of directors proposal, an abstention with respect to the other proposals has the legal effect of a vote “AGAINST” the proposal. Abstaining from voting on the election of directors proposal will have no effect because the directors who receive a plurality of votes are elected. Brokers and banks holding shares in street name have the authority to vote in favor of all the nominees for director and in favor of ratifying auditors when they have not received contrary instructions from the beneficial owners.

No Appraisal Rights

There are no appraisal rights associated with any of the proposals being considered at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 13, 2008, certain information concerning the ownership of shares of our Common Stock by:

•	Each person or group that we know beneficially owns more than five percent of the issued and outstanding shares of common stock
•	Each director
•	Our Senior Managers; and
•	All of our directors and executive officers as a group. Except as otherwise indicated, each person named has sole investment and voting power with respect to his, her or its shares of common stock shown.

Each beneficial owner other than The Quercus Trust and Capital Ventures International has an address c/o Beacon Power Corporation, 65 Middlesex Road, Tyngsboro, Massachusetts 01879.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Stephen P. Adik(2)	250,672	*
F. William Capp(2)	2,396,958	2.7%
James Arseneaux(2)	311,200	*
Daniel Kletter(2)	70,036	*
Matthew L. Lazarewicz(2)	1,166,793	1.3%
Chester R. Lyons(2)	157,675	*
Virgil Rose(2)	61,703	*
Jack P. Smith(2)	286,978	*
James M. Spiezio(2)	1,096,271	1.2%
Edward Weihman(2)	45,036	*
5% Shareholder
Capital Ventures International(3) One Capitol Place Grand Cayman, Cayman Islands British West Indies	12,713,853	12.8%
Quercus Trust(4) 2309 Santiago Drive Newport Beach, CA 92660	17,874,525	19.0%
All directors and executive officers as a group (8 persons)	5,374,447	5.8%

*	Less than 1%.
(1)	The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to those securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after June 13, 2008 through the exercise of any warrant, stock option or other right. The inclusion in this joint proxy statement of these shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. The number of shares of Beacon common stock outstanding used in calculating the percentage for each listed person includes the shares of Beacon common stock underlying options or restricted stock units held by that person that are exercisable or convertible within 60 days of June 13, 2008, but excludes shares of Beacon common stock underlying options or restricted stock units held by any other person.
(2)	Includes the following shares of the Company’s Common Stock which the indicated executive officer or director had the right to acquire within 60 days from June 13, 2008, through the exercise of stock options or restricted stock units: Mr. Adik, 250,672; Mr. Capp, 1,908,149; Mr. Arseneaux, 294,583; Mr. Kletter, 70,036; Mr. Lazarewicz, 804,150; Mr. Lyons, 156,475; Mr. Rose, 61,703; Mr. Smith, 283,978; Mr. Spiezio, 857,275; and Mr. Weihman, 45,036.
(3)	Includes 11,065,410 shares of common stock issuable upon the exercise of stock warrants, which the individual or entity has the right to acquire beneficial ownership within 60 days after June 13, 2008. Information regarding the number of shares of common stock held by Capital Ventures International is based solely on information contained in a Schedule 13G filed with the SEC jointly with Heights Capital Management, Inc. on February 4, 2008. Heights Capital Management, Inc., the investment advisor of Capital Ventures International, has discretionary authority to vote and dispose of the shares held by Capital Ventures International and may be deemed to be the beneficial owner of these shares. The address for Heights Capital Management, Inc. is 101 California Street, Suite 3250, San Francisco, CA 94111.
(4)	Includes 5,884,455 shares of common stock issuable upon the exercise of stock warrants, which the individual or entity has the right to acquire beneficial ownership within 60 days after June 13, 2008.

Information regarding the number of shares of common stock held by The Quercus Trust is based solely on information contained in a Schedule 13D/A filed with the SEC on June 12, 2008 and updated by a Form 4 filed with the SEC on June 13, 2008, by The Quercus Trust, David Gelbaum and Monica Chavez Gelbaum. David Gelbaum and Monica Chavez Gelbaum, as Co-Trustees of the Quercus Trust, each reports beneficially owning a total of 17,874,525 shares and sharing voting and dispositive power with respect to such shares. The address of David Gelbaum, an individual, as co-trustee of the Quercus Trust and Monica Chavez Gelbaum, an individual, as co-trustee of the Quercus Trust is 2309 Santiago Drive, Newport Beach, California 92660.

Equity Compensation Plan Information.  The following table gives information about equity awards under our stock option plan and employee stock purchase plan, as of December 31, 2007.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders	8,612,488	$1.18	10,291,685
Equity compensation plans not approved by security holders	100,000	$1.23	—
Total	8,712,488	$1.18	10,291,685

For additional information concerning our equity compensation plans, see discussion in footnotes 2 and 8 to our consolidated financial statements in our Annual Report on Form 10-K filed with the SEC on March 17, 2008 and under the caption “Compensation Discussion and Analysis” in this proxy statement for the Annual Meeting of Stockholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors and officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. Directors, officers and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, during our fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to our directors, officers and ten-percent stockholders were satisfied.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors has nominated the persons named below for election at the 2008 Annual Meeting as directors. The directors who are elected will hold office until their successors shall have been duly elected and qualified as of the 2009 Annual Meeting of stockholders. In accordance with the Delaware General Corporation Law, each nominee for director requires a plurality of the votes of shares present in person or represented by proxy at the Annual Meeting in order to gain election.

The nominees are members of our present Board of Directors. The nominees for director have consented to being named nominees in this Proxy Statement and have agreed to serve as directors, if elected at the Annual Meeting. The Common Stock represented by proxies will be voted for the election as directors of the nominees unless we receive contrary instructions. If any of the nominees is unwilling or unable to serve, favorable and uninstructed proxies will be voted for a substitute nominee designated by our Board of Directors. If a suitable substitute is not available, our Board of Directors will reduce the number of directors to be elected.

We encourage our directors to attend each of our Annual Meetings of Stockholders. At our 2007 Annual Meeting of Stockholders, all of our then current directors were present.

OUR BOARD RECOMMENDS A VOTE “FOR” THE NOMINEES FOR DIRECTOR LISTED BELOW.

F. William Capp, age 59 (director since 2001)

Mr. Capp has served as our President, Chief Executive Officer and Board member since December 1, 2001 when he joined the Company. Mr. Capp received a Bachelor of Science in Aeronautical Engineering from Purdue University, a Master of Business Administration and a Masters Degree in Mechanical Engineering from the University of Michigan.

Stephen P. Adik, age 65 (director since 2004)

Audit Committee
Compensation Committee
Finance Committee
Nominating and Governance Committee

Mr. Adik served as Vice Chairman at NiSource Inc. (NYSE: NI), a Fortune 500 electric, natural gas and pipeline company, from December 2000 until his retirement in December 2003. He served on the Board of NiSource from December 2000 to May 2005. He is a member of the Board of Directors and Chairman of the Audit Committee of NorthWestern Corporation, an electric and natural gas company. He is also a member of the Board of Directors of the Chicago South Shore and South Bend Railroad, a regional railroad company and the Dearborn Mid-West Conveyor Company, a supplier of material handling equipment to the automotive and bulk materials industry. Mr. Adik received a Bachelor of Science degree in Mechanical Engineering from the Stevens Institute of Technology, and an MBA degree in Finance from Northwestern University.

Daniel E. Kletter, age 69 (director since October 2006)

Audit Committee
Finance Committee
Nominating and Governance Committee

Mr. Kletter is an independent consultant with more than 28 years of operating management, acquisition and director experience. From 1999 to 2001 he was with ING-BARINGS/ABN-AMRO, where he was Managing Director in the Industrial Manufacturing and Technology Group. Mr. Kletter serves on the Board of Directors of Power Curbers, Inc. and Bil-Jax, Inc. Mr. Kletter received a Bachelor of Science in Mechanical Engineering from the University of Notre Dame, and a Masters Degree in Business Administration from Northwestern University.

Virgil G. Rose, age 62 (director since January 2007)

Compensation Committee
Nominating and Governance Committee

Mr. Rose has been an independent consultant providing advisory services that include working with the United States Department of Energy, California Energy Commission, California ISO, Bonneville Power Authority, National Labs, and numerous west coast utilities since 2004. From 2001 to 2004, Mr. Rose was Senior Vice President and Director of Energy Delivery and Management at Nexant, an international energy industry consulting company. Mr. Rose has 38 years of experience in the electric utility industry in various consulting, engineering, system operation, and management capacities, including 27 years with Pacific Gas & Electric (PG&E), where he served as Senior Vice President of Electric Supply. Mr. Rose received a Bachelor of Science in Electrical Engineering from Fresno State University, a Master of Science in Electrical Engineering from Santa Clara University, and has completed the Advanced Management Program at Harvard University.

Jack P. Smith, age 60 (director since 2001)

Compensation Committee
Nominating and Governance Committee

Mr. Smith is Chairman, Director and co-owner of Silversmith Inc., a producer of natural gas well metering and automated data reporting systems. Mr. Smith co-founded Silversmith Inc. in 2003. Prior to his current engagement with Silversmith, Mr. Smith was President and CEO of Holland Neway International, a leading producer of commercial vehicle suspensions and brake systems. Mr. Smith also serves on the Board of Directors of Bissell Corporation in Grand Rapids, Michigan, SRAM Corporation in Chicago and Weasler Engineering in Wisconsin. He is a Trustee of Grand Valley State University Foundation. Mr. Smith received a Bachelor of Science and Masters Degree in Mechanical Engineering and a Masters Degree in Business Administration from the University of Michigan.

Edward A. Weihman, age 59 (director since 2007)

Audit Committee
Finance Committee
Nominating and Governance Committee

Mr. Weihman is currently President of Kirkwood, Weihman & Co., LLC, a consulting firm serving the oil and gas industry. He was a Managing Director at Dresdner Kleinwort and a predecessor firm, Wasserstein Perella, from 1995 to 2006, where he was engaged in the mergers and acquisitions business for the firm’s natural Resources and Utility clients. Mr. Weihman received a Bachelor of Arts degree from Williams College and a Masters Degree in Business Administration from Columbia University.

CORPORATE GOVERNANCE

Executive Officers

The names, ages, current positions and principal occupations during the last five years of our current Executive Officers are described below.

Name	Age	Position
F. William Capp	59	President and Chief Executive Officer
Matthew L. Lazarewicz	57	Vice President of Engineering and Chief Technical Officer
James M. Spiezio	60	Vice President of Finance, Chief Financial Officer, Treasurer and Secretary

F. William Capp

Mr. Capp has served as our President, Chief Executive Officer and member of the Board since December 1, 2001 when he joined the Company. Mr. Capp received his Bachelor of Science in Aeronautical Engineering from Purdue University, a Master of Business Administration and a Master’s Degree in Mechanical Engineering from the University of Michigan.

Matthew L. Lazarewicz

Mr. Lazarewicz has served as our Vice President of Engineering since February 1999, and was named our Chief Technical Officer in September of 2001. Mr. Lazarewicz is a Registered Professional Engineer in the Commonwealth of Massachusetts and received both Bachelor’s and Master’s Degrees in Mechanical Engineering from the Massachusetts Institute of Technology. Mr. Lazarewicz also completed his Master’s Degree in Management at the Massachusetts Institute of Technology Sloan School of Management.

James M. Spiezio

Mr. Spiezio joined our Company in May 2000. He has served as Vice President of Finance, Chief Financial Officer and Treasurer since July 2000, Secretary since March 2001, and was our Corporate Controller from May 2000 to July 2000. He has over twenty-six years of diversified manufacturing and financial management experience. Mr. Spiezio is a graduate of the Indiana University School of Business.

Board of Directors’ Meetings and Committees

Meetings.  During the fiscal year ended December 31, 2007, our Board of Directors held 16 meetings. Each director attended more than 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he has been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which he served during the period.

Committees.  Our Board of Directors has established four standing committees: the Audit Committee, the Compensation Committee, Finance Committee and the Nominating and Governance Committee. No member of any of these committees is an employee of Beacon. The membership of each committee is listed below.

Audit	Compensation	Nominating and Governance	Finance Committee
Stephen P. Adik, Chair	Jack P. Smith, Chair	Virgil G. Rose, Chair	Daniel E. Kletter, Chair
Edward A. Weihman	Stephen P. Adik	Stephen P. Adik	Stephen P. Adik
Daniel E. Kletter	Virgil G. Rose	Daniel E. Kletter	Edward A. Weihman
Jack P. Smith
Edward A. Weihman

Audit Committee.  Under rules of the NASDAQ Stock Exchange, our Audit Committee must have at least three members, all of whom must be “independent.” All members of our Audit Committee qualify as “independent” as defined in the NASDAQ Stock Exchange and SEC standards. Mr. Adik and Mr. Kletter are each qualified as an Audit Committee Financial Expert, as defined by the SEC. The Audit Committee is appointed by and reports to our Board of Directors. Its responsibilities include, but are not limited to, the appointment, compensation and dismissal of our independent auditors, review of the scope and results of our independent auditors’ audit activities, evaluation of the independence of our independent auditors and review of our accounting controls and policies, financial reporting practices and internal audit control procedures and related reports. During the last fiscal year, the Audit Committee held 5 meetings. The Audit Committee’s charter can be found on our website at www.beaconpower.com.

Compensation Committee.  Our Compensation Committee has the authority to set the compensation of our Chief Executive Officer and all other executive officers and has the responsibility to review the design, administration and effectiveness of all programs and policies concerning executive compensation and establishing and reviewing general policies relating to compensation and benefits of employees. The Compensation Committee administers our Third Amended and Restated 1998 Stock Incentive Plan and Employee Stock Purchase Plan. Messrs. Adik, Smith and Rose are non-employee directors who have no interlocking relationships as defined by the SEC, and are all independent pursuant to the rules of the NASDAQ Stock Exchange applicable to members of this committee. The Compensation Committee held 7 meetings during the last fiscal year. The Compensation Committee’s charter can be found on our website at www.beaconpower.com.

Nominating and Governance Committee.  The Nominating and Governance Committee recommends to the Board corporate governance guidelines applicable to the Board and to the Company and oversees the effectiveness of our corporate governance in accordance with those guidelines. The committee also identifies individuals qualified to become Board members, reviews the qualifications of nominee directors and recommends to the Board the director nominees for annual meetings of stockholders and candidates to fill vacancies on the Board. Additionally, the committee recommends to the Board the directors to be appointed to Board committees. A stockholder may nominate a person for election as a director by complying with Section 2.2 of our By-Laws, which provides that advance notice of a nomination must be delivered to us and must contain the name and certain information concerning the nominee and the stockholders who support the nominee’s election. A copy of this By-Law provision may be obtained by writing to Beacon Power Corporation, Attn: James M. Spiezio, Secretary, 65 Middlesex Road, Tyngsboro, Massachusetts 01879. Director nominees submitted by our stockholders will be considered on the same terms as other nominees. All members of our Nominating and Governance Committee qualify as “independent” pursuant to the rules of the NASDAQ Stock Exchange. The Nominating and Governance Committee held 7 meetings during the last fiscal year. The charter for our Nominating and Governance Committee can be found on our web site at www.beaconpower.com.

Finance Committee. Our Finance Committee has the responsibility to monitor material financial matters, such as the terms and conditions of debt or equity raised by the Company, share splits, cash or share dividends, acquisitions and divestitures, significant changes in Company ownership, project finance for the Company and/or its affiliates and the engagement of financial agents for the Company. Mssrs. Kletter, Adik, and Weihman are non-employee directors who have no interlocking relationships as defined by the SEC, and are all independent pursuant to the rules of the NASDAQ Stock Exchange applicable to members of this committee. Mr. Adik and Mr. Kletter are each qualified as a Financial Expert, as defined by the SEC. The Finance Committee held 3 meetings during the last fiscal year. The Finance Committee’s charter can be found on our website at www.beaconpower.com.

Director Independence

There are no family relationships among any of our directors or executive officers. Messrs. Adik, Smith, Kletter, Weihman and Rose, representing a majority of our directors, are independent under the rules of the NASDAQ Stock Exchange. Our board holds regularly scheduled meetings at which only these independent directors are present.

Limitation of Liability and Indemnification

Our Certificate of Incorporation limits the liability of our directors, officers and various other parties whom we have requested to serve as directors, officers, trustees or in similar capacities with other entities to us or our stockholders for any liability arising from an action to which such persons are a party by reason of the fact that they were serving Beacon or at our request to the fullest extent permitted by the Delaware General Corporation Law.

We have entered into indemnification agreements with our directors and Executive Officers. Subject to certain limited exceptions, under these agreements, we will be obligated, to the fullest extent not prohibited by the Delaware General Corporation Law, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were Beacon directors or Executive Officers. We also maintain liability insurance for our directors and Executive Officers in order to limit our exposure to liability for indemnification of our directors and Executive Officers.

Communication with Our Board of Directors

Our Board of Directors provides a process for our stockholders and other interested parties to send communications directly to our non-employee directors. Any person who desires to contact the non-employee directors may do so by writing to: Board of Directors, c/o Beacon Power Corporation, 65 Middlesex Road, Tyngsboro, Massachusetts 01879.

Communications received will be forwarded directly to the Chair of the Nominating and Governance Committee. The Chair of the Nominating and Governance Committee will, in his discretion, forward such communications to other directors, members of our management or such other persons as he deems appropriate. The Chair of the Nominating and Governance Committee, or, if appropriate, our management, will respond in a timely manner to any substantive communications from a stockholder or interested party.

Our Audit Committee also provides a process to send communications directly to the committee about our accounting, internal accounting controls or auditing matters. Any person who desires to contact the Audit Committee regarding such matters may do so by writing to Audit Committee of the Board of Directors, c/o Beacon Power Corporation, 65 Middlesex Road, Tyngsboro, Massachusetts 01879.

Communications received by mail will be forwarded directly to the Chair of the Audit Committee. The Chair of the Audit Committee, in his discretion, will forward such communications to other directors, members of our management or such other persons as he deems appropriate. The Chair of the Audit Committee, or, if appropriate, our management, will respond in a timely manner to any substantive communications from a stockholder or an interested party.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors is composed of three members and acts under a written charter first adopted and approved by our Board of Directors on October 18, 2000. All members of the Audit Committee are independent directors, as defined by its charter and the rules of the Securities and Exchange Commission and Nasdaq Stock Exchange.

In connection with the preparation and filing of our Annual Report on Form 10-K for the year ended December 31, 2007, the Audit Committee (i) reviewed and discussed the audited financial statements with management, (ii) discussed with Miller Wachman LLP, our independent auditors for the fiscal year ending December 31, 2007, the matters required to be discussed by Statement of Auditing Standards 61 (as modified or supplemented) and (iii) received the written disclosures and the letter from Miller Wachman LLP required by Independence Standards Board Standard No. 1 (as modified or supplemented) and discussed the independence of Miller Wachman LLP with Miller Wachman LLP. Based on the review and discussions referred to above, among other things, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007.

Submitted by the Audit Committee:

Stephen P. Adik, Chair
Daniel E. Kletter
Edward A. Weihman

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our executive compensation and benefit program has been designed to encourage our Executive Officers and Senior Management to pursue our strategic objectives while effectively managing the risks and challenges inherent in a development stage company transitioning into a commercial company. We have created a compensation package that combines short and long-term components through a mix of base salary, bonus and equity compensation, in the proportions we believe are most appropriate to incentivize and reward our Executive Officers and Senior Management for achieving our strategic objectives. Moreover, the program is designed to be competitive with comparable employers and to align management’s incentives with the long-term interests of our stockholders. Our compensation-setting process consists of establishing targeted overall compensation for each Executive Officer and Senior Manager and then allocating that compensation among fixed and variable compensation. At the executive and senior levels, we design the incentive compensation to reward company-wide performance, shareholder value creation, and the achievement of specific financial, operational and strategic objectives.

Our compensation program is a performance-oriented structure exemplified by the elements of compensation that is at risk for our Executive Officers. For example over 70% of our CEO’s total compensation is variable and is based on performance relative to strategic objectives.

In 2007 our Executive Officers performance to strategic objectives resulted in an 80% payout of the targeted bonus. The objectives for 2007 had been heavily weighted on the Executive Officers being successful in obtaining sufficient equity-based financing to complete development of our flywheel systems, build-out the new manufacturing facility and have sufficient operating cash to begin the procurement of key components for the construction of the first megawatt of frequency regulation power. The targeted raise for the year was $20 million which was exceeded as the equity raised for the year totaled over $45 million. In 2006 the payout of the targeted bonus for the Executive Officers was 30% as the targets for that year were only partially met.

Role of Our Compensation Committee

Our Compensation Committee approves, administers and interprets our executive compensation policies. Our Compensation Committee is appointed by our Board of Directors, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code, “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and “independent directors” for purposes of the rules of the NASDAQ Stock Exchange. Our Compensation Committee has as members Mr. Stephen P. Adik, and Mr. Virgil G. Rose and is chaired by Mr. Jack P. Smith.

Our Compensation Committee reviews and makes recommendations to our Board of Directors to ensure that our compensation program is consistent with our compensation philosophy and corporate governance guidelines and, subject to the approval of our Board (without the participation of the CEO), establishes the compensation paid or granted to our Executive Officers, which include our CEO, CFO and CTO. The Compensation Committee also establishes an overall pool of compensation for Senior Management and other employees.

Compensation Committee Interlocks and Insider Participation. Messrs. Adik, Smith and Rose are non-employee directors who have no interlocking relationships as defined by the SEC, and are all independent pursuant to the rules of the NASDAQ Stock Exchange applicable to members of this committee.

Role of Compensation Consultant

The role of Watson Wyatt is to provide the Compensation Committee with an assessment of the compensation structure for the Executive Officers in terms of overall compensation as well as the components of that compensation, including base salary, bonus and long term incentives. This assessment includes a competitive reference of both total compensation and the components of that compensation to companies that the consultant and the Compensation Committee agree are an appropriate peer group. In addition, Watson Wyatt provides its forward view of the trends in compensation both in the aggregate as well as the components to insure that our program offers competitive compensation.

Role of Our Executive Officers

The role of the CEO and CFO is to allocate the compensation pool approved by the Compensation Committee among all our other employees, including the other Senior Managers, and to provide recommendations to the Compensation Committee in regards to any equity compensation to be granted for Senior Management and other employees.

During the transition from development stage to commercial, we have aligned the compensation structure of all other employees to the same company-wide strategic objectives and performance as the Executive Officers’ and Senior Managers’ compensation. As we transition to commercialization, we expect to design the incentive compensation for the employees other than Senior Managers to reward the achievement of specific operational goals within areas under the control of the relevant employees as well as company-wide performance.

Evolution of Our Compensation Strategy

Our compensation strategy is necessarily tied to our stage of development. Accordingly, the specific direction, emphasis and components of our executive compensation program will continue to evolve in parallel with the evolution of our business strategy. For example, as we transition from development stage to commercial with more predictable financial resources, our compensation programs may also evolve, reflecting the changing needs of the business and available resources. Similarly, our goals will be modified to incorporate changing requirements expected of us, such as compliance with all the requirements of the Sarbanes-Oxley Act and the effectiveness of our stockholder communications. Our Compensation Discussion and Analysis will, in the future, describe these evolutionary changes, if any.

Program Participants

We have a compensation program for our Executive Officers and a separate program for the remainder of the Senior Managers. Our Executive Officers are:

•	F. William Capp, Chief Executive Officer (CEO)
•	James M. Spiezio, Chief Financial Officer (CFO)
•	Matthew L. Lazarewicz, Chief Technical Officer (CTO)

In addition, the two highly-compensated managers named below (who are included in our compensation tables) are compensated pursuant to a separate compensation program, and together with the Executive Officers, are referred to as “Senior Management” or our “Senior Managers.”

•	Chester R. Lyons, Director of Marketing and Sales
•	James Arseneaux, Director of Engineering

Development of a Formal Compensation Program

Our Compensation Committee has taken the following steps to ensure that our compensation and benefit programs for Executive Officers are consistent with our compensation philosophy and our corporate governance guidelines:

•	Beginning in 2005, engaged and directed Watson Wyatt, as our independent executive compensation and benefits consultant, to assess the competitiveness of our compensation program, and provide a high-level review of our long-term incentive plan
•	With the assistance of ongoing inputs from Watson Wyatt, we have developed appropriate compensation packages by targeting a competitive level of pay as measured against our peer group described below
•	Maintained a practice of reviewing the performance and determining the total compensation earned, paid or awarded to our Chief Executive Officer independent of input from him
•	Developed compensation guidelines for our Chief Financial Officer and Chief Technical Officer with assistance from our Chief Executive Officer, and determined what we believe to be appropriate total compensation based on competitive levels as measured against our peer group

•	Maintained the practice of holding executive sessions, without executive officers present, at every Compensation Committee meeting, and
•	For the remainder of the team, including other Senior Managers, the Compensation Committee and Executive Officers review the compensation program to insure consistency with our compensation philosophy and governance guidelines.

Based on these efforts and examinations, the Compensation Committee developed a compensation program intended to be in place for the next several years and continues to monitor this program to insure its effectiveness.

Targeted Compensation Framework

To test the competitiveness of our compensation program, Watson Wyatt compared our compensation practices and levels to a group of specific peer companies, both representative of companies of similar size and industry.

Since our company has grown, Watson Wyatt updated the compensation benchmarking peer group, which was approved by the Compensation Committee in January 2008. In selecting the peer comparison group, the following criteria were used:

•	Publicly-traded companies subject to disclosure requirements governed by the SEC
•	Companies that operate in the capital goods sections or select companies in the Jeffries Clean Technology index
•	Companies that are similar in size to the company:
•	Market capitalization — generally within a range of .5X – 2.5X of our own
•	Revenue — within a range of $0 to $50 million
•	Companies that are generally in a similar business stage

Using the above screening criteria, the peer comparison group was determined to be Active Power Inc., Akeena Solar Inc., Ascent Solar Technologies, Capstone Turbine Corporation, Daystar Technologies Inc., Evergreen Energy Inc., Hoku Scientific Inc., Ocean Power Technologies Inc., Satcon Technology Corporation, Spire Corporation, and UQM Technologies, Inc. A majority of the above companies operate in the electrical equipment sub-sector (same as our company) and compete against each other for executive talent.

With the assistance of Watson Wyatt, we compared the following aspects of our compensation program to those of our peer group members:

(1)	Current Landscape
•	Current programs and trends in the marketplace were observed to provide an overview of the current compensation environment, competitive market practices and emerging trends
(2)	Total Direct Compensation
•	All compensation including base salaries, annual incentives and the fair value of long-term incentives
•	These evaluations were utilized to determine whether compensation opportunities were competitive with market levels and are delivering an appropriate mix of pay, both fixed and variable
(3)	Usage, Dilution & Plan Expense
•	Usage: Number of shares and options being granted as a percentage of shares outstanding
•	Dilution: Number of shares currently outstanding and available for grant in the current equity program

•	Both of these measurements were considered over a one and three year period. This assessment considered the relative competitiveness, from a share number perspective, that the equity program has offered historically and the resulting potential shareholder dilution
•	Cost of the current equity program as a percentage of market capitalization to assess the total expense of delivering long-term incentives relative to the group of Peer Companies.

This analysis resulted in a decision implemented in 2006 to shift a portion of short-term incentive opportunity to long-term incentives to appropriately balance near term operational goals with longer term shareholder value creation. Specifically, we reduced each Executive Officer’s short-term incentive targets and introduced a portfolio approach to delivering long-term incentives, comprised of stock options, restricted stock units (RSUs) and performance stock units (PSUs). The structure developed as a result of those analyses and subsequent discussions serves as the foundation for our executive compensation program going forward. Based on our most recent analysis we believe this structure was appropriate for the 2007 compensation structure.

We intend to continue our strategy of compensating our Executive Officers at competitive levels, through programs that emphasize performance-based incentive compensation in the form of cash and equity. To that end, total executive compensation is structured to ensure that, due to the nature of our business, there is an equal focus on our financial performance and stockholder return. For 2007, the total compensation paid to our Executive Officers generally was between 50th and 75th percentile of total compensation paid to the executive officers of our peer group. Base salaries were competitive with the market median with the exception of the CEO, which was around the market 25th percentile. An adjustment has been made in the CEOs 2008 compensation. We believe that the positioning of our Executive Officer compensation was consistent with our financial performance, the individual performance of each of our executives and the interests of stockholders. We also believe that the total compensation was reasonable in the aggregate. Further, in light of our compensation philosophy, we believe that the total compensation package for our Executive Officers should continue to consist of base salary, annual cash incentive awards (bonus), long-term equity-based incentive compensation, and certain other benefits.

The competitive posture of our total annual direct compensation will vary from year to year based on our results and individual performance versus the performance of the peer group companies and their respective level of annual performance bonus awards made to their executives. We believe our target total annual direct compensation is generally positioned at approximately the 50th to 60th percentile.

Components of Compensation Program

Our performance-driven compensation program has both current and long term components. Our Executive Officers’ compensation is defined in the Executive Agreements (which are further detailed in the section titled “Executive Officer Employment Agreements” below). All of our other employees, including the other Senior Managers, are employees at will. However, they participate in the compensation programs as noted below.

Current Compensation Components

We utilize current compensation components that include base salary and cash bonuses to motivate and reward our employees, including our Executive Officers, in accordance with our defined objectives. Our Compensation Committee has established this program to set and refine management objectives and to measure performance against those objectives. The Compensation Committee reviews its conclusions on short term compensation with the Board (without the participation of the CEO), and once a consensus is reached, the short term compensation decisions are presented to the Executive Officers.

Base Salary

Base salary will typically be used to reward the experience, skills, knowledge and responsibilities required of each of our Executive Officers, as well as competitive market conditions. In establishing the 2007 base salaries, our Compensation Committee considered the proposals made by the Executive Officers and the recommendations made by Watson Wyatt, who were retained to do an update of their findings from the prior year. The factors considered in determining salary and annual increases to salary, which are adjusted effective January 1 of each year, were:

•	Seniority
•	Functional role
•	Level of responsibility
•	Performance and accomplishments
•	Comparisons against market benchmarks described earlier in this discussion
•	Trends in compensation for the geographic region
•	Professional effectiveness including leadership, commitment, creativity, and team building
•	Knowledge, skills, attitude and focus
•	Competitive market for corresponding positions within comparable geographic areas and industries

Using the same criteria outlined above, our Compensation Committee works directly with its independent compensation consultant to determine the compensation recommendations that our Compensation Committee makes to our Board of Directors regarding specific compensation actions for the Executive Officers. The Executive Officers’ base salaries increased from 2005 to 2006 by 4.0% to 4.3% and from 2006 to 2007 by 2.0% to 4.0%. For 2008 the Executive Officers’ base salaries for the CFO and CTO increased 4%. The base salary of the CEO increased by 15% as a result of the analysis of the peer group. The Compensation Committee evaluates each Executive Officer’s base salary in terms of his individual performance and his relative percentile performance to the peer group. In the increases in 2006 and 2007 base salary, the range between Executive Officers was small, reflecting comparable performance to expectations for each Executive Officer, and base salaries being in line with its guideline relative to the peer group. The 2008 base salary increases for the CFO and CTO reflect comparable performance to expectations and base salaries being in line with its guidelines relative to the peer group. In the case of the CEO, the base salary increase was higher than the other Executive Officers to bring base salary in line with its guidelines relative to the peer group.

Executive Officer	2005 Base Salary	2006 Base Salary	% Increase
F. William Capp	$240,000	$250,000	4.2%
James M. Spiezio	187,000	195,000	4.3%
Matthew L. Lazarewicz	171,600	178,500	4.0%

Executive Officer	2006 Base Salary	2007 Base Salary	% Increase
F. William Capp	$250,000	$257,500	3.0%
James M. Spiezio	195,000	202,705	4.0%
Matthew L. Lazarewicz	178,500	182,000	2.0%

Annual Incentives

Performance Bonus

Overview of Performance Bonus Program

Awards under the program are based on a quantitative and qualitative review of all of the facts and circumstances related to the Company and each executive’s or employee’s performance. Senior Managers may receive awards from zero to 100% of his target bonus based on the review of results. Additional awards of up to 50% of the potential bonus may be awarded for performance at levels above targeted goals and objectives or improvement in the timing of achieving certain results. The criteria for these potential additions to the bonus are clearly defined as part of establishing the potential bonus structure each year.

On an individual level, the Compensation Committee attempts to set clearly defined goals for each Executive Officer, focusing on the categories mentioned below, with an emphasis on quantifiable and achievable goals. Once the defined goals have been identified, the Compensation Committee engages in a collaborative process with the Executive Officers to reach agreement on the following aspects of the short term goals:

•	Agreement that the goals formulated are viewed by the Executive Officers as the correct drivers for the business from their perspectives
•	Consistency of these goals with our short and long term strategies
•	Timing, measurability and relative values that should be ascribed to each goal; and
•	Agreement that the goals are difficult yet realistically attainable.

The Compensation Committee sees this process both as the optimal means of assembling accurate information regarding the expectation and realization of performance, as well as an integral part of our culture of collaborative, team-oriented management.

Discretionary Bonus

Additional discretionary awards of up to 25% of the potential bonus may be awarded for performance to targets that emerge subsequent to the establishment of the year’s bonus program or other achievements not previously identified.

The Compensation Committee evaluates each Executive Officer and Senior Manager as well as our other employees once each year based on the achievement of set goals. This review is typically done during the first quarter of the year. We review final results at the end of the year versus pre-determined objectives and begin discussions regarding performance objectives for the next fiscal year. Performance bonuses may be awarded in the form of cash or RSUs and equity-based awards.

Total compensation for our Executive Officer and Senior Managers as well as the remainder of our employee team may vary significantly from year to year, based on the percentage of achievement of goals. In addition, the value of equity awards in either RSUs or stock options may vary significantly in value based on our stock’s performance.

2007 Performance Bonus and Resulting Bonus Payout

Our business strategy is to become a leader in providing frequency regulation services to the electrical grid. We intend to build our service business through our internal research efforts, our use of proprietary technologies, expansion of manufacturing capabilities and our deployment of facilities dedicated to providing economically viable frequency regulation services to the electrical grid. In order to accomplish these goals, we will need to expand manufacturing capabilities, acquire appropriate locations for installation of our flywheel systems and raise additional financing. We must also focus on continually strengthening our management and technical teams, in order to provide the human resources necessary to carry out our business objectives.

In 2007, we made significant progress in executing our strategic plan. For 2007, the target goals and results were as follows:

Description of Goal	Results
25 kWh Flywheel Development: metrics relate to operation through speed range and power as of certain target dates, ordering long lead parts related to production units, safety testing, and assembling the first production flywheel for revenue service	Operation through speed range achieved, long lead commitments and safety testing complete. Did not complete assembly of first production unit.
Smart Energy Matrix Development:  metrics relate to
selecting a site for our first regulation power station,
completing the SEM plant design, and finalizing a detailed project plan leading to revenue in April 2008	Goals partially achieved.
Fundraising: metrics relate to achievement of specific financing goals	Goals achieved.
Government Contracts: metrics relate to maintaining investor awareness and completion of certain existing contracts	Goals achieved.
New Revenue: metrics relate to achievement of new contracts from State or Federal agencies and product sales	Goals partially achieved.

Stretch Goals.  Additional bonus amounts could be awarded for exceeding certain targets related to the timing of flywheel development, fundraising, and other revenue-related contracts. These stretch goals were designed to be extremely difficult to achieve; however, if met, could have resulted in bonus payouts up to 145% of the Targeted bonus amounts for the officers and 162.5% of the Targeted bonus amounts for the other Senior Managers.

Based on these goals and the resulting attainment, each Executive Officer was judged to have achieved 80% of his goals, and each other Senior Manager was judged to have achieved 75% of his goals. Accordingly, for our Executive Officers and Senior Managers, the Target and actual bonuses paid in February 2008 for our 2007 Performance Plan were as follows:

Name	2007 Base Salary	Bonus Potential as a % Salary	2007 Target Bonus Potential	Bonus Percent Awarded (as a % of Target)	Bonus Amount Paid
F. William Capp	$257,500	50.0%	$128,750	80.0%	$103,000
James M. Spiezio	202,705	35.0%	70,947	80.0%	56,758
Matthew L. Lazarewicz	182,000	35.0%	63,700	80.0%	50,960
Chet Lyons	135,500	37.4%	50,667	75.0%	38,000
James Arseneaux	138,000	31.5%	43,470	75.0%	32,600

The bonus potential as a percent of salary was defined in the Executive Officers’ Employment Agreements with the Company. These agreements are further described below. For Mr. Lyons and Mr. Arseneaux, the Target is stated as a percentage of their salaries, and is consistent with the bonus percentage for which they were eligible in prior years.

2006 Performance Bonus Program

For 2006, the Target goals, scoring metrics and 2006 results used to calculate the bonuses were as follows:

Description of Goal	Results
25kWh Flywheel Development: metrics relate to operation through speed range and power as of certain target dates and ordering of long lead parts related to prototypes	Operation through speed range achieved independent of prototype malfunction. Achieved 80% of power goal.
Smart Energy Matrix Development: metrics relate to management’s activities in marketing the company, obtaining ISO certification and selecting a site for our first frequency regulation facility	Goals achieved, with the exception of site selection (which was still in process at year end).
Fundraising: metrics relate to achievement of specific financing goals and maintenance of investor awareness	Partial achievement.
Government Contracts: metrics relate to performance for existing contracts and obtaining new contracts	Goals achieved.
New Revenue: metrics relate to identification of potential new revenue sources and product sales	Goals partially achieved.

Stretch Goals.  Additional bonus amounts could be awarded for exceeding certain targets related to flywheel development, fundraising, and other revenue-related contracts. These stretch goals were designed to be extremely difficult to achieve; however, if met, could have resulted in bonus payouts up to 146% of the Targeted bonus amounts.

Based on these goals and the resulting attainment, each Executive Officer was judged to have achieved 30% of his goals, and each other Senior Manager was judged to have achieved 35% of his goals. Accordingly, for our Senior Managers, the Target and actual bonuses paid in March 2007 for our 2006 Performance Plan were as follows:

Name	2006 Base Salary	Bonus Potential as a % Salary	2006 Target Bonus Potential	Bonus Percent Awarded (as a % of Target)	Bonus Amount Paid
F. William Capp	$250,000	50.0%	$125,000	30%	$37,500
James M. Spiezio	195,000	35.0%	68,250	30%	20,475
Matthew L. Lazarewicz	178,500	35.0%	62,475	30%	18,743
Chester R. Lyons	130,000	38.5%	50,000	35%	17,500
Richard L. Hockney	131,000	26.7%	35,000	35%	12,500

The bonus potential as a percent of salary was defined in the Executive Officers’ Employment Agreements with the Company. These agreements are further described below. For Mr. Hockney, the Target is stated as a percentage of his salary, and is consistent with the bonus percentage for which he was eligible in prior years. For Mr. Lyons, as with other new hires during 2006, the Target amount was defined in his employment offer letter.

Long-term Compensation

At present, our long-term compensation for Executive Officers consists of a combination of common stock options and RSUs, all with a three year vesting period, and performance stock units (PSUs) tied to achieving specific longer term objectives. We believe this strategy of utilizing a combination of options, RSUs and PSUs is appropriate for aligning the interests of our Executive Officers with those of our stockholders over the long term, focuses on attaining key operational milestones, and provides an effective retention feature. All Options, RSUs and PSUs are granted under our Third Amended and Restated 1998 Stock Incentive Plan. Details as to the valuation of these grants is included in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 17, 2008, and are incorporated herein by reference. Equity grant practices, including recent changes, are detailed in a subsequent section of this discussion. Our practice is to grant stock options and RSUs on an annual basis at the time of annual performance review. The typical target expected value of the annual long term incentive grant is 100% of base salary for the CEO and 55% of base salary for the CFO and CTO. PSUs were granted in 2006 as a special grant to motivate the executives to achieve specific long-term financial objectives.

Common Stock Option Grants

Our common stock option grants are designed to align management’s performance objectives with the interests of our stockholders. We believe that these options provide an important component of executive compensation which is fully aligned with our shareholder’s interests whereby the impact of any business setbacks, whether Company-specific or industry based, achievement of objectives or other performance matters impacts the Executive Officers as well as shareholders directly. Our Compensation Committee also grants options to key employees based on this same rationale and in addition, enables these key employees to participate in the long term appreciation of our stockholder value. In addition, all new permanent, full-time employees are granted options when they join the Company. We further believe that our option grants provide a means to assist in the retention of key employees, inasmuch as they are in almost all cases subject to vesting over an extended period of time.

We analyze the following external market comparisons when we set the number of options or RSUs to be granted to each executive. On an individual basis, we compare:

•	The fair value of the grants using a Black-Scholes valuation for equity awards that is consistent with SFAS 123(R)
•	The number of common stock options and RSUs granted by position; and
•	The competitive level of our equity-based compensation practices versus the market, including levels, share usage levels, dilution and overall equity plan expense.

In 2006, options vesting over three years granted to our Executive Officers pursuant to the Executive Agreements were as follows: Mr. Capp, 118,671 options; Mr. Spiezio, 50,910 options; and Mr. Lazarewicz, 46,602 options. The option exercise price was set, according to the Executive Agreements, at the average of the high and low stock price on the date of grant, which was $1.58. The market closing price on the date of grant was $1.55.

In 2007, options vesting over three years granted to our Executive Officers pursuant to the Executive Agreements were as follows: Mr. Capp, 445,893 options; Mr. Spiezio, 192,772 options; and Mr. Lazarewicz, 173,743 options. A portion of the options granted were intended to have been granted with the 2006 Executive Agreements, but were omitted through administrative error. These options were granted in March 2007 at the exercise price in effect as of the date of the 2006 agreements, which was $1.58, and included accelerated vesting provisions as if the options had been granted in March 2006. The remainder of the options had exercise prices based on the stock closing price on the date of grant, which was $0.89.

Restricted Stock Unit Grants

RSUs were granted to our Executive Officers pursuant to the Executive Agreements. Our issuance of RSUs is a further effort to align management’s performance objectives with the interest of shareholders by having the same attributes as our vesting stock options with the additional alignment of each Executive Officer owning actual shares. These RSUs vest quarterly over a three year period, and are generally converted to common stock on the vesting dates. The numbers of RSUs issued to each of the Executive Officers based upon the 2006 Executive Agreements were as follows: Mr. Capp, 23,133 units; Mr. Spiezio, 9,924 units, and Mr. Lazarewicz, 9,084 units. The compensation value of these RSUs was calculated using the stock closing price on the date of grant, which was $1.55. The numbers of RSUs issued to each of the Executive Officers based upon the 2007 Executive Agreements were as follows: Mr. Capp, 39,597 units; Mr. Spiezio, 17,152 units; and Mr. Lazarewicz, 15,399 units. The compensation value of these RSUs was calculated using the stock closing price on the date of grant, which was $0.89.

The charts below show long term incentive (LTI) grants as a percentage of base salary for 2006 and 2007:

Name	2007 Base Salary	Fair Value of Options Granted	Value of RSUs Granted	Total LTI	LTI as % Base Salary
F. William Capp	$257,500	$196,003	$35,241	$231,244	90%
James M. Spiezio	202,705	84,902	15,265	100,167	49%
Matthew L. Lazarewicz	182,000	76,223	13,705	89,928	49%

Executive Officer	2006 Base Salary	Fair Value of Options Granted	Value of RSUs Granted	Fair Value of “Catch-Up” Options Granted(1)	Total LTI	LTI as % Base Salary
F. William Capp	$250,000	$125,791	$35,856	$39,391	$201,038	80%
James M. Spiezio	195,000	53,965	15,382	16,898	86,245	44%
Matthew L. Lazarewicz	178,500	49,398	14,080	15,469	78,947	44%

(1)	These options were granted on March 2, 2007, as part of the 2007 Executive Agreements at an exercise price of $1.58, which represented the stock closing price as of the date of the 2006 Executive Agreements. The closing price of our stock on the date of grant was $0.89. These options were intended to have been included in the 2006 Agreements, and were omitted through administrative error. Although granted in 2007 (and included in the 2007 activity in the compensation tables that follow this Compensation Discussion and Analysis), they are shown here in comparison to the 2006 Base salary to demonstrate the Compensation Committee’s intentions in terms of targeting long term incentive compensation as a percentage of base salary. The vesting dates of these options were adjusted as if they had been granted as part of the 2006 Executive Agreements.

Performance Stock Unit Grants

Our Performance Stock Units (PSUs) are also designed to align management’s performance objectives to shareholder interest by providing stock grants that cliff-vest upon achievement of specific longer term objectives of interest to our investors.

The Executive Officers were granted PSUs as part of the Executive Agreements in 2006 to incentivize the Executive team to maintain a sustained drive and focus on moving the development-stage company successfully into production. The PSUs were structured to provide Mr. Capp with potential awards valued at $1,000,000 and Mr. Spiezio and Mr. Lazarewicz with awards valued at $500,000 each of RSUs, where the unit price used to calculate the number of units was based on the average of the high and the low stock price on the date of grant, $1.58. This equates to a potential award of 632,911 shares to Mr. Capp and 316,456 shares each to Mr. Spiezio and Mr. Lazarewicz. There were no additional PSUs granted in 2007.

The PSUs cliff vest only upon achievement of certain conditions:

(a)	Achievement of the following Adjusted EBITDA goals for the fiscal years ending in 2009 or 2010. (Adjusted EBITDA is defined as net earnings before Interest, Taxes, Depreciation, Amortization and Stock Compensation Expense.) We believe that a multiplier of EBITDA has a direct correlation with common stock valuations and that achieving the EBITDA goals will maximize shareholder value in the 2009 – 2010 timeframe.

The scale for potential awards is as follows:

Size of Adjusted EBITDA:	Number of RSUs in the Actual Award
Under $2,000,000	No Award
$2,000,000	50% of the Potential Award
$2,000,000 to $4,000,000	(Potential Award X Adjusted EBITDA)/4,000,000
Over $4,000,000	100% of the Potential Award

(b)	In addition to achieving the above listed Adjusted EBITDA goals, the Company must have received a signed, unqualified opinion (without a going concern limitation) in regards to our audit of the fiscal year ending in 2009 or 2010 that the achievement of the Adjusted EBIDTA targets are recognized.
(c)	In addition, the executive must be our employee at all times through the last day of whichever of the two fiscal years the other conditions have been satisfied.

Based on our current business plan as of December 2007, executive management believes that it is likely that the full potential award will be earned. Accordingly, a pro-rata portion of the fair value of the award is being expensed ratably over the service period over which the PSUs are earned. It is also included in the Summary Compensation Table as a Stock Award.

Equity Grant Practices

During 2007, our Board granted common stock options, RSUs and PSUs based upon the recommendations of our Compensation Committee and the Executive Agreements. These grants to Executive Officers were generally made during regularly scheduled meetings of the Board of Directors. Mr. Capp and Mr. Spiezio have been authorized by the Board of Directors to issue common stock option grants to individuals being hired, within certain limits which have been predetermined by the Board based upon job title/function.

In developing specific grant dates, the Board of Directors takes into account a wide variety of factors including the pricing of our most recently completed equity financing; the status of additional equity or debt transactions; the status of our various research and development activities; the quality and growth of our management team; and specific and general market comparables. In addition, the Board took into account the valuation opinion of our outside consultant, who provided valuations of our common stock and appropriate conversion factors between stock options and RSUs.

In addition to the options granted to the Executive Officers, our policy has been to grant common stock options to all full-time permanent new hires at the time of employment; however the number of options varies depending on the position and experience of the new hire. Further, options or RSUs may be granted to employees as part of the annual compensation review. Typically, options granted vest quarterly over a three year period.

Prior to the third quarter of fiscal 2006, option grants had exercise prices that were calculated as the average between the high and the low prices for our stock on the date of grant. During the third quarter of 2006, the Board changed its policy in relation to option grants to reflect SEC guidance that the exercise prices should be based on the stock closing price on the Nasdaq Stock Exchange on the date of grant.

Watson Wyatt Analysis of Pay Mix

According to Watson Wyatt’s analysis, we deliver a higher portion of pay to the CEO via long-term incentive compensation relative to annual compensation as compared to the peer group. This is common for development-stage companies, which typically focus more on LTI as opposed to cash compensation. The charts below compare Mr. Capp’s compensation pay mix to that of CEO’s in the peer group:

Chief Executive Officer Pay Mix

The CFO and CTO have similarly-designed LTI packages, whereas the market typically differentiates pay for the two executives. Generally, CTOs of development stage companies have higher variances in their LTI packages than do CFO’s, as is reflected in the peer market data. The charts below compare Mssrs. Spiezio and Lazarewicz’s pay mix percentages to those of the respective peer groups.

Chief Financial Officer Pay Mix

Chief Technical Officer Pay Mix

In total, we believe that our executives’ pay mix reflect a significant percentage of pay at risk, well above those of their peers, which we believe is appropriate given our status as a development-stage company.

Executive Officer Employment Agreements

On March 2, 2007, we entered into employment agreements with our Executive Officers, commencing on the date of the agreement and continuing until March 31, 2008, unless renewed or terminated. Additional agreements providing for long term incentive compensation consisting of Restricted Stock Units (RSUs) and stock options were also dated March 2, 2007. The terms of these agreements were similar to those of the Executive Officer agreements dated May 8, 2006. However, the 2006 agreements also included performance-based RSUs. The terms of the long term compensation are discussed further below. These agreements, in total, will be referred to as the “Executive Agreements.” In addition to the Base Salary and Targeted Bonus amounts (discussed above under “Current Compensation” section), the Executive Agreements specified other benefits, such as vacation time and fringe benefits. The fringe benefits include those available to our other employees, such as group health and dental insurance, life insurance, group long and short-term disability insurance, 401(k) plan, and stock plan participation. In addition, each Executive Officer is entitled to reimbursement for an executive physical every other year (not to exceed $1,000 for each such physical), as well as an additional life insurance policy over and above the insurance plan provided to all employees. Further, in the event that the Executive Officer becomes disabled and receives disability insurance payments that are less than his monthly base salary, we will pay him the difference between his normal base salary and the insurance payment, for the duration of his employment. These agreements also contain certain provisions related to severance and change of control, which are discussed further in the section titled, “Potential Payments upon Termination or Change in Control.” We believe these benefits are consistent with those offered by other companies.

We do not have a supplemental retirement plan or any form of executive retirement plan.

Some additional provisions of the Executive Agreements include the following:

•	Golden Parachute Payment Excise Tax Protection. In the event that the excise tax imposed by Section 4999 of the IRS code of 1986 (or any successor penalty or excise tax subsequently imposed by law) applies to any payments or benefits specifically paid or conferred under the Executive Agreement, we will pay an additional amount to the executive equal to the amount of the excise tax, up to a maximum of $500,000 in regards to salary, vacation, and bonus; up to a maximum of $250,000 in regards to stock options or non-performance-based RSUs; and up to a maximum of $500,000 in regards to the PSUs granted per the Executive Agreements.
•	Other Provisions. The Executive Officers do not have the right to vote any shares of common stock that may be acquired through conversion of RSUs or options or receive any dividends attributed to such shares unless and until the common stock issuable upon conversion of the RSU or exercise of the option has been so issued. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, or other similar change in capitalization or event, or any distribution to holders of common stock other than a normal cash dividend, the number and class of securities each RSU and the number of shares underlying the option shall be convertible into under the Agreement will be appropriately adjusted by the Company.
•	The Executive Officer is required to pay us or make provision satisfactory to us for payment of any taxes required to be withheld in connection with the Agreement. No shares of common stock will be issued pursuant to the exercise of the option unless the Executive Officer pays us or makes satisfactory provision for payment of any federal, state, or local withholding takes required by law with respect to the option.

Report of the Compensation Committee

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The following report is provided by the following directors, who constitute the Compensation Committee:

Submitted by the Compensation Committee:

Jack P. Smith, Chairman
Virgil Rose
Stephen Adik

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings including this Proxy Statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

Set forth below is information regarding compensation earned by or paid or awarded to our Senior Managers during the year ended December 31, 2007:

Summary Compensation Table

The following table(s) sets forth the total compensation paid in the year ended December 31, 2007 to F. William Capp, our Principal Executive Officer; James M. Spiezio, our Principal Financial Officer; and our next three most highly paid officers: Matthew Lazarewicz, our Chief Technology Officer; Chester Lyons, our Director of Marketing and Sales; and James Arseneaux, our Director of Engineering.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Comp. ($)(4)	Non-qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Principal Executive Officer F. William Capp	2006	$250,000	$—	$532,099	$84,694	$37,500	$—	$7,300	$911,593
Principal Executive Officer F. William Capp	2007	258,491	—	305,428	198,665	103,000	—	5,942	871,526
Principal Finance Officer James M. Spiezio	2006	195,002	—	253,980	36,334	20,475	—	21,726	527,517
Principal Finance Officer James M. Spiezio	2007	203,485	—	150,490	85,777	56,757	—	20,635	517,144
Chief Technology Officer Matthew L. Lazarewicz	2006	178,500	—	240,302	33,259	18,743	—	11,081	481,885
Chief Technology Officer Matthew L. Lazarewicz	2007	182,700	—	149,115	77,512	50,960	—	9,490	469,777
Director of Marketing & Sales Chester Lyons	2006	127,500	10,000	—	101,010	17,500	—	—	256,010
Director of Marketing & Sales Chester Lyons	2007	136,021	—	—	83,589	38,000	—	1,564	259,174
Chief Engineer Richard Hockney	2006	131,000	—	53,138	—	12,500	—	3,930	200,568
Director of Engineering James Arseneaux	2007	138,531	—	—	29,625	32,600	—	4,590	205,346

(1)	Salaries and cash bonuses are reported on the accrual basis. Mr. Lyons was hired by Beacon in January 2006, and the cash bonus was a hiring bonus paid to him at that time.
(2)	For 2006, stock includes the SFAS 123(R) “fair value” of the RSU’s granted to employees in lieu of 2005 cash bonuses based upon the 2005 Incentive Compensation plan, since these were granted (approved by the Board of Directors) during 2006. Note that the amount related to the RSU’s granted in lieu of 2005 bonuses had been accrued at the end of 2005, and had been reported as “Bonus” in the 2005 Summary Compensation Table that was included in our Annual Report on Form 10-K/A for 2005 which was filed with the SEC on May 1, 2006. For both 2006 and 2007, the stock awards also include the vested or earned portion of the fair value of the RSUs granted to the Executive Officers in 2006 and 2007 and the PSUs which will become payable in 2009 or 2010 if certain performance goals are met. These performance goals relate to the achievement of certain Adjusted EBITDA (defined as net earnings before Interest, Taxes, Depreciation, Amortization and Stock Compensation expense) targets for the fiscal years ending in 2009 or 2010, the receipt of an unqualified audit opinion without a going concern limitation for the specified year, and continuation of employment until the other conditions are satisfied. No award is available for Adjusted EBITDA less than $2 million. To receive the full award, Adjusted EBITDA in excess of $4 million is required. If Adjusted EBITDA is between $2 million and $4 million, the award will be prorated. See the Consolidated Financial Statements, in particular Note 8, as well as the Compensation Discussion and Analysis, for a discussion of these plans. The details of the amounts shown in the “Stock Awards” column is as follows:

Name and Principal Position	Year	RSUs in Lieu of 2005 Bonus	RSUs per Officer Comp Agreement	Performance- Based RSUs	Total Stock Awards
F. William Capp	2006	$326,141	$24,140	$181,818	$532,099
	2007	—	32,701	272,727	305,428
James M. Spiezio	2006	152,714	10,357	90,909	253,980
	2007	—	14,126	136,364	150,490
Matthew L. Lazarewicz	2006	139,913	9,480	90,909	240,302
	2007	—	12,751	136,364	149,115
Chester Lyons	2006	—	—	—	—
	2007	—	—	—	—
Richard Hockney	2006	53,138	—	—	53,138
James Arseneaux	2007	—	—	—	—
(3)	Options include the SFAS 123(R) “fair value” related to the vested portion of the options granted. See the Consolidated Financial Statements, in particular Note 8, for a discussion of the assumptions made in the valuation of these options, as well as Management’s Discussion and Analysis, both of which are incorporated here by reference. Note, however, that although the stock compensation for options recorded in our financial statements is calculated, per the requirements of SFAS 123(R), using management’s estimate of forfeitures of 10%, the amounts included in these Executive Compensation tables is a gross amount that does not take into consideration the expected forfeiture rate (as required by the SEC).
(4)	The amounts shown as “Non-Equity Incentive Plan Compensation” represent the actual bonuses earned per the 2006 and 2007 Incentive Bonus Plans. These bonuses were paid in March 2007 and February 2008, respectively. See details of the incentive bonus plan structure in the Compensation Discussion and Analysis.
(5)	All of our employees, including our Executive Officers, are eligible to participate in our qualified deferred-contribution plan (401(k)). There are no additional executive retirement plans.

(6)	The amounts shown in the “All Other Compensation” column consist of the following:

Name and Principal Position	Year	Officer Life Insurance Premium(a)	Company Contributions to 401(k) Plan(b)	Health Insurance Premiums for Plan Not Generally Available to Employees(c)	Total – All Other Compensation
F. William Capp	2006	$2,953	$—	$4,347	$7,300
	2007	—	5,942	—	5,942
James M. Spiezio	2006	15,876	5,850	—	21,726
	2007	13,940	6,695	—	20,635
Matthew L. Lazarewicz	2006	5,726	5,355	—	11,081
	2007	3,861	5,629	—	9,490
Chester Lyons	2006	—	—	—	—
	2007	—	1,564	—	1,564
Richard Hockney	2006	—	3,930	—	3,930
James Arseneaux	2007	—	4,590	—	4,590

(a)	Represents the cost of life insurance coverage which is provided to the Executive Officers for which we are not the beneficiary.
(b)	We match 50% of the amount our plan participants contribute to our qualified defined contribution (401(k)) plan. The maximum contribution is 3% of salary. The amounts shown represent the company matching contributions for the individuals choosing to participate in the plan.
(c)	All full-time employees are eligible to participate in our health insurance plans, for which we pay a substantial portion of the premium and the employees pay the remainder. In 2006, two plans were available for eligible employees living in the State of Massachusetts, and a third plan was available for out-of-state residents. This third plan provided expanded geographical coverage, but is more costly. Mr. Capp chose to participate in this plan, although he did not meet the geographical requirements imposed on the general workforce. Accordingly, the net incremental annual premium cost is included here as a perquisite. In 2007, other Massachusetts-based employees were allowed to participate in the third plan; therefore, it is no longer considered a perquisite.

Grants of Plan-Based Awards

The following table shows all grants made to Senior Managers during the year ended December 31, 2007:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Market Price on Grant Date	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)
F. William Capp	3/2/2007				39,597				$35,241
F. William Capp	3/2/2007	$—	$128,750	$186,688
F. William Capp	3/2/2007					89,524	$1.58	$0.89	39,391
F. William Capp	3/2/2007					356,369	$0.89	$0.89	196,003
James M. Spiezio	3/2/2007	—	70,947	102,873
James M. Spiezio	3/2/2007				17,152				15,265
James M. Spiezio	3/2/2007					38,405	$1.58	$0.89	16,898
James M. Spiezio	3/2/2007					154,367	$0.89	$0.89	84,902
Matthew L. Lazarewicz	3/2/2007	—	63,700	92,365
Matthew L. Lazarewicz	3/2/2007				15,399				13,705
Matthew L. Lazarewicz	3/2/2007					35,156	$1.58	$0.89	15,469
Matthew L. Lazarewicz	3/2/2007					138,587	$0.89	$0.89	76,223
Chester Lyons	3/2/2007					75,000	$0.89	$0.89	41,250
Chester Lyons	3/2/2007	—	50,667	82,334
James Arseneaux	3/2/2007	—	43,470	70,639
James Arseneaux	3/2/2007					80,000	$0.89	$0.89	44,000

Note that the column titled “Estimated Future Payouts Under Equity Incentive Plan Awards” was not presented for 2007 because there were no new Equity Incentive Plan Awards made during 2007. However, in 2006, PSUs were awarded to the Executive Officers under their Executive Agreements. These performance-based awards will vest in 2009 or 2010 upon achievement of certain performance criteria, as discussed in the CD&A.

(1)	Non-Equity Incentive Plan Awards: The amount shown in the Target column represents the amount which Senior Managers were eligible to receive if all goals for the 2007 Performance Bonus Plan were met. If none of the goals were achieved, no bonus would be paid, as reflected in the Threshold column. In addition, there were “stretch” goals, which if achieved, could have resulted in bonus payments of up to 145% of the Target amounts for the Executive Officers, and up to 162.5% of the Target amounts for the other Senior Managers. These stretch goal amounts are reflected in the “Maximum” column in the table above.

(2)	All Other Stock Awards: These awards represent RSUs granted to the Executive Officers per the 2007 Executive Agreements. These RSUs vest quarterly over three years, and were valued at the stock closing price at the date of grant, which was, $0.89.
(3)	Option Awards: These options represent options granted to the Executive Officers per the 2007 Executive Agreements, as well as annual performance grants issued by the Board in conjunction with the Non-Equity Incentive Plan Awards made to the other Senior Managers. Certain of the grants made to the Executive Officers were made at an exercise price of $1.58, which represented the stock closing price as of the date of the 2006 Executive Agreements. These options were intended to have been included in the 2006 Agreements, and were omitted through administrative error. The closing price of our stock on the date of grant for all of these options was $0.89.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the unexercised options, unvested stock grants, and equity incentive plan awards outstanding relating to our Senior Management as of December 31, 2007:

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(3)
F. William Capp	300,000			$0.89	12/1/2011
	600,000			$0.89	12/1/2011
	600,000			$0.74	10/13/2014
	79,112	39,559		$1.58	5/8/2016	7,717	$11,730	316,456	$481,013
	59,666	29,858		$1.58	3/2/2017	26,405	$40,136
	118,744	237,625		$0.89	3/2/2017
James M. Spiezio	93,333			$2.10	5/10/2010
	10,000			$2.10	5/10/2010
	50,000			$2.50	6/5/2010
	47,618			$0.70	3/15/2012
	32,382			$0.70	3/15/2012
	450,000			$0.74	10/13/2014
	33,936	16,974		$1.58	5/8/2016	3,308	$5,028	158,228	$240,507
	25,596	12,809		$1.58	3/2/2017	11,436	$17,383
	51,436	102,931		$0.89	3/2/2017

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(3)
Matthew L. Lazarewicz	166,666			$0.89	10/19/2009
	30,000			$2.50	6/5/2010
	20,000			$2.50	6/5/2010
	25,477			$0.70	3/15/2012
	54,523			$0.70	3/15/2012
	350,000			$0.74	10/13/2014
	31,064	15,538		$1.58	5/8/2016	3,028	$4,603	158,228	$240,507
	23,433	11,723		$1.58	3/2/2017	10,267	$15,606
	46,176	92,411		$0.89	3/2/2017
Chester Lyons	58,333	41,667		$1.88	2/14/2016
	29,166	20,834		$1.54	3/9/2016
	11,893	50,001		$0.89	3/2/2017
James Arseneaux	40,000			$5.10	8/21/2010
	1,250			$5.27	8/2/2011
	200,000			$0.74	10/13/2014
	26,666	53,334		$0.89	3/2/2017

(1)	Vesting of options and RSUs is outlined in the table below. The PSUs, as reflected in the Equity Incentive Award column, contingently vest upon the completion of the annual audits for 2009 or 2010, assuming the performance and employment requirements are met. These requirements are detailed in the Compensation Discussion and Analysis.

Vesting Date	# Shares Vesting for Date Shown:
	Mr. Capp		Mr. Spiezio		Mr. Lazarewicz		Mr. Lyons	Mr. Arseneaux
	Options	Stock	Options	Stock	Options	Stock	Options	Options
January 9, 2008							12,500
March 31, 2008	47,032	5,225	20,300	2,256	18,356	2,040	6,250	6,667
April 9, 2008							12,499
June 30, 2008	47,032	5,225	20,300	2,256	18,356	2,040	6,250	6,666
July 9, 2008							12,501
September 30, 2008	47,032	5,225	20,300	2,256	18,356	2,040	6,250	6,667
October 9, 2008							12,500
December 31, 2008	47,065	5,234	20,319	2,256	18,369	2,040	6,250	6,667
January 9, 2009							12,501
March 31, 2009	29,686	3,298	12,859	1,429	11,544	1,283	6,250	6,666
June 30, 2009	29,686	3,298	12,859	1,429	11,544	1,283	6,250	6,667
September 30, 2009	29,686	3,298	12,859	1,429	11,544	1,283	6,250	6,667
December 31, 2009	29,823	3,319	12,918	1,433	11,603	1,286	6,251	6,667
(2)	Unvested RSUs and PSUs were valued at the closing price of our stock on the Nasdaq Stock Exchange as of December 31, 2007, which was $1.52.
(3)	On December 31, 2007, a portion of the RSUs granted to the Executive Officers based upon their Executive Agreements vested. However, these RSUs could not be converted to common stock because December 31, 2007 fell during our holiday shutdown. The numbers and shares that vested but were not converted were as follows: Mr. Capp, 5,225 shares; Mr. Spiezio, 2,256 shares; and Mr. Lazarewicz, 2,040 shares.

Option Exercises and Stock Vested

The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during 2006 and the number of shares our common stock acquired on vesting of RSUs during 2007. The value realized is measured as the difference between the exercise price and the fair market value when the options were exercised or the RSU converted to common stock.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
F. William Capp	—	$—	20,900	$22,730
James M. Spiezio	—	—	9,024	9,810
Matthew L. Lazarewicz	—	—	8,160	8,878
Chester Lyons	13,106	10,926	—	—
James Arseneaux	—	—	—	—

The number of shares vested includes shares that vested as of December 31, 2007, but which could not be issued during 2007 because the vesting date fell on a date during which we were closed for business. Accordingly, since the shares were not issued, there was no value realized upon the vesting of these options. The number of shares involved was 5,225 for Mr. Capp, 2,040 for Mr. Lazarewicz, and 2,256 for Mr. Spiezio. The stock price per share as of the vesting date was $1.52. However, there were also shares that vested as of December 31, 2006 which could not be issued until 2007, and the value of these shares is included in the amounts shown in the column titled, “Value Realized on Vesting” shown above. The number of shares involved was 1,927 for Mr. Capp, 757 for Mr. Lazarewicz, and 827 for Mr. Spiezio. The stock price per share as of the vesting date of December 31, 2006 was $0.99, but the value as of the date of issuance was $0.76.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance Compensation & Termination Protection

The Executive Agreements provide for severance compensation to be paid if the executives are terminated under certain conditions, such as a change in control of the Company or a termination without cause by us, each as is defined in the agreements.

Definitions

The “Termination Date” is the date on which the Executive Officer resigns or notifies us that he will resign, or the date on which we notified the Executive Officer that employment will be terminated.

The following are the definitions for the various termination and change of control scenarios:

•	Termination for Cause. We have the option to terminate any of the executives immediately upon written notice for “cause.” “Cause” is defined as a finding by the Board of Directors that the executive has committed various egregious acts, such as fraud, embezzlement or other felony, or otherwise materially breached his obligations to the Company.
•	Resignation Without “Good Reason.” The executive can terminate the agreement, for any reason, upon providing us at least 90 days written notice.
•	Termination Without Cause. We can elect to terminate the executive, without Cause, upon at least 90 days written notice.
•	Resignation with “Good Reason.” The executive can terminate the agreement with at least 30 days written notice in certain circumstances, known as “Good Reason.” These reasons include material diminution of the duties, responsibilities, position or job title without the executive’s written consent, a material breach by the Company of its obligations under this agreement, a change in the primary location to a location more than 50 miles away from Wilmington, MA, sale of the business, or in the case of Mr. Capp, CEO, his failure to be nominated for reelection to the Board or his removal from the Board without cause.
•	Death or Disability. We can terminate the employment of the executive, at our discretion, upon the disability of the executive. In general, disability is defined as physical or mental incapacity to perform his normal duties for a period of 60 days.
•	Continuation/Non-renewal of Contract. Unless the Agreement has been otherwise terminated before the end of the scheduled employment period (which is March 31, 2008), the Company and the executive agree to discuss in good faith the possible continuation of the executive’s employment, commencing six months prior to such date. If we fail to offer the executive a new employment agreement, with at least equivalent material terms to this agreement by March 31, 2008, and in fact the executive ceases to be our employee (except for cause), certain payments will become due as noted below.

Termination Payments for Each Type of Termination

•	Terminations for Cause or Resignations Without Good Reason. If the executive is terminated for “Cause” or resigns without “Good Reason,” we would pay the executive his accrued base salary through the last date of his employment, and would continue to provide the remainder of the benefits (e.g., health insurance) through the Termination Date.
•	Terminations Without Cause or Resignations with Good Reason. If we elect to terminate the executive “without Cause” or if the executive resigns with 30 days notice for “Good Reason,” we will pay to the executive a cash amount equal to his monthly base salary multiplied by twelve, and will continue to provide the remainder of the benefit package until the first anniversary of the Termination Date. Additionally, within five business days of the Termination Date, we will pay the executive an amount equal to the bonus paid (or which has been determined but not yet paid) for the prior fiscal year, prorated for the portion of the current fiscal year which was worked, up to a maximum of 80% of the executive’s base salary for the prior year. We believe this is appropriate because the terminated Executive Officer is bound by confidentiality and non-compete provisions covering one year after termination and because we and the Executive Officer have a mutually agreed to the severance package that is in place prior to any termination event. This provides us with more flexibility to make a change in senior management if such a change is in our and our stockholders’ best interests.
•	Death or Disability. In the event employment is terminated due to death or disability of the executive, we will continue to pay to the executive or his estate an amount equal to the base salary for a three-month period following the Termination Date, and will continue all health and dental insurance benefits for a twelve-month period following the Termination Date.
•	Continuation/Non-renewal of Contract. If, at the end of the employment period, we fail to offer the executive a substantially equivalent contract and the executive ceases to be an employee, except for cause, we agree to pay the executive a monthly amount for twelve months equal to his last prevailing monthly base salary, plus one-twelfth of his bonus for our most recent fiscal year.

Effect of Termination of Employment Relative to RSUs and Options

If the executive terminates for any reason, including by resignation or termination (with or without Cause), the executive may retain all RSUs that have vested before the termination date. However, any RSUs vesting after the Termination Date will be forfeited. In relation to options, if employment is terminated by reason of death, disability, resignation or without Cause, the vested shares underlying the option will expire if not exercised within 365 days after the Termination Date, and any options that were not vested before the termination date are forfeited. In the case of termination for Cause, all vested shares underlying the option will expire immediately. In addition, we may, in our sole discretion, by written notice demand that any or all stock certificates for shares acquired pursuant to the exercise of the option, or any profit realized from the sale or transfer of such shares, be returned to us. The exercise price will be returned to the Executive Officer, without interest.

If the Executive Officers terminated as of December 31, 2007, the following options and RSUs would have been forfeited or would expire by December 31, 2008 if not exercised:

Officer	Type of Termination	# Units Forfeited:		Vested Options That Would Expire 2/30/08 if Not Exercised
		Options	RSU	From 3/2/07 Agreement	From 5/8/06 Agreement	From Prior Option Grants	Total Vested Options
F. William Capp	Termination for Cause	307,042	34,122	178,410	79,112	1,500,000	1,757,522
	Resignation without “Good Reason”	307,042	34,122	178,410	79,112	1,500,000	1,757,522
	Termination without Cause	307,042	34,122	178,410	79,112	1,500,000	1,757,522
	Resignation with “Good Reason”	307,042	34,122	178,410	79,112	1,500,000	1,757,522
	Death or disability(2)	307,042	34,122	178,410	79,112	1,500,000	1,757,522
	Non-renewal of contract(3)	NA	NA	NA	NA	NA	NA
James M. Spiezio	Termination for Cause	132,714	14,744	77,032	33,936	683,333	794,301
	Resignation without “Good Reason”	132,714	14,744	77,032	33,936	683,333	794,301
	Termination without Cause	132,714	14,744	77,032	33,936	683,333	794,301
	Resignation with “Good Reason”	132,714	14,744	77,032	33,936	683,333	794,301
	Death or disability(2)	132,714	14,744	77,032	33,936	683,333	794,301
	Non-renewal of contract(3)	NA	NA	NA	NA	NA	NA
Matthew L. Lazarewicz	Termination for Cause	119,672	13,295	69,609	31,064	646,666	747,339
	Resignation without “Good Reason”	119,672	13,295	69,609	31,064	646,666	747,339
	Termination without Cause	119,672	13,295	69,609	31,064	646,666	747,339
	Resignation with “Good Reason”	119,672	13,295	69,609	31,064	646,666	747,339
	Death or disability(2)	119,672	13,295	69,609	31,064	646,666	747,339
	Non-renewal of contract(3)	NA	NA	NA	NA	NA	NA

Note that the Executive Officers had received options from grants made prior to the May 6, 2006 Executive Agreements. Options received from those prior grants were fully vested as of December 31, 2007. Certain of those options would expire within 90 days of termination, if not exercised.

Effect of Termination of Employment Relative to Performance Stock Units

Executive Officers would retain any PSUs that would have vested if he terminates after year end for 2009 or 2010, but prior to the issuance of the audit opinion, as long as the audit opinion is actually received by us. Prior to year end for 2009 or 2010, if the Executive Officers’ employment is terminated without Cause but not for resignation for Good Reason, the executive may receive a pro-rated actual award if the “Termination Stock Price” is higher than the “Target Stock Price.” The “Termination Stock Price” is defined as the 30-day Volume-Weighted-Average price as of the date prior to the Termination Date. The “Target Stock Price” is defined as the average of the high and low prices of our common stock on the effective date of the PSU grant (which is May 8, 2006), multiplied by 15% and compounded annually and prorated for any partial year.

Based on the criteria noted above, if any of the Executive Officers had resigned or been terminated on December 31, 2007, the calculation to determine any pro-rated award would have been as follows:

Termination Stock Price (30-day Volume-Weighted Average Prices as of 12/31/2007)			$1.62
Target Stock Price	Low stock price on May 8, 2006	$1.51
	High stock price on May 8, 2006	$1.64
	Average of high/low	$1.58

	Portion of year	5/8/2006
		12/31/2006	237.00 days
			64.9% of year
	Target increase rate	15.0%
	Pro-rated target increase %	9.7%
	Target increase per share:	$0.15
	Target stock price as of 12/31/06	$1.73
	Targeted increase per share for 2007:	15%
	Targeted stock price as of 12/31/07:	$1.99

Since the Termination Stock Price of $1.62 was less than the Target Stock Price of $1.99, the executives would not have been entitled to a pro-rated award if they had been terminated as of the end of fiscal 2007.

The following table shows the amounts that would have payable as of December 31, 2007, under various termination scenarios:

Officer	Type of Termination	Accrued Salary(1)	Accrued Vacation	Accrued Bonus for 2007	Health & Dental Benefits(4)	Total # Vested Options	Potential Gain if All Vested Options Were Exercised on 12/31/07(5)	Total Payout Value at 12/31/07
F. William Capp	Termination for Cause	$—	$46,182	$—	$—	—	$—	$46,182
	Resignation without “Good Reason”	990	46,182	—	—	1,757,522	1,109,809	1,156,981
	Termination without Cause	257,500	46,182	103,000	24,007	1,757,522	1,109,809	1,540,498
	Resignation with “Good Reason”	257,500	46,182	103,000	24,007	1,757,522	1,109,809	1,540,498
	Death or disability(2)	64,375	46,182	103,000	24,007	1,757,522	1,109,809	1,347,373
	Non-renewal of contract(3)	NA	NA	NA	NA	NA	NA	NA
James M. Spiezio	Termination for Cause	—	26,274	—	—	—	—	26,274
	Resignation without “Good Reason”	780	26,274	—	—	794,301	449,005	476,059
	Termination without Cause	202,705	26,274	56,758	20,889	794,301	449,005	755,631
	Resignation with “Good Reason”	202,705	26,274	56,758	20,889	794,301	449,005	755,631
	Death or disability(2)	50,676	26,274	56,758	20,889	794,301	449,005	603,602
	Non-renewal of contract(3)	NA	NA	NA	NA	NA	NA	NA
Matthew L. Lazarewicz	Termination for Cause	—	25,466	—	—	—	—	25,466
	Resignation without “Good Reason”	700	25,466	—	—	747,339	472,690	498,856
	Termination without Cause	182,000	25,466	50,960	24,007	747,339	472,690	755,123
	Resignation with “Good Reason”	182,000	25,466	50,960	24,007	747,339	472,690	755,123
	Death or disability(2)	45,500	25,466	50,960	24,007	747,339	472,690	618,623
	Non-renewal of contract(3)	NA	NA	NA	NA	NA	NA	NA

(1)	Salaries are paid bi-weekly for that two week period and were paid through December 28, 2007; therefore, accrued salaries as of December 31, 2007 represent the accrual for one day, December 31, 2007. Excluding “resignation for good reason” and “accrued vacation”, amounts shown represent termination payments under the terms of the Executive Agreements, rather than accruals for regular time worked.
(2)	One-third of this amount to be paid each month over a three month period.
(3)	Since the contracts expire subsequent to December 31, 2007, this scenario is not applicable as of that date. However, as of March 31, 2008, if the contracts were to expire without having been renewed, the officers would have been entitled to twelve monthly payments calculated as one-twelfth of their annual salary and prior year bonus. Insurance benefits would be discontinued as of the termination date.
(4)	Health and dental benefits are calculated based on the 2008 monthly cost for the insurance plans in which the officers are currently enrolled.
(5)	This total represents the potential gain that the officer would have earned on the sale of all vested stock options if these options had been sold at the stock closing price as of December 31, 2007, which was $1.52.

Change of Control

Objectives

As part of our normal course of business, we engage in discussions with other companies about possible collaborations, licensing and/or other ways in which the companies may work together to further our respective long-term objectives. In addition, as a development stage company with intellectual property, we may become a potential acquisition target by companies significantly larger and better financed than we are. In certain scenarios, the potential for a merger or for being acquired may be in the best interests of our stockholders. We provide a component of severance compensation, along with accelerated vesting of certain long-term equity compensation, if an Executive Officer is terminated as a result of a change of control transaction. We believe that this promotes the ability of our Executive Officers to act in the best interests of our stockholders even though they could be terminated as a result of the transaction.

Definition

An “Acquisition Event” is defined as (a) any merger or consolidation which results in our voting securities outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of our voting securities or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (b) any sale of all or substantially all of our assets; or (c) our complete liquidation.

Impact of Change of Control on Options and RSUs

Upon the occurrence of an Acquisition Event, the authorized administrator of the Plan shall take any one or more of the following actions with respect to the RSUs and Options:

•	Provide that the RSUs and/or options shall be assumed, or equivalent equity compensation substituted, by the acquiring or succeeding corporation
•	Provide that any portion of the RSUs that are vested but not converted and/or any portion of the options that are vested but not exercised become converted or exercisable, in full, as of a specified time prior to the acquisition event and will terminate immediately prior to the consummation of the Acquisition Event unless exercised during that period.

If an Acquisition Event had occurred on December 31, 2007, the following Options would have been forfeited if not exercised prior to the consummation of the acquisition event. In addition, the RSUs shown below were vested but un-issued as of December 31, 2007. Since the RSUs vested on December 31, 2007, which occurred during the Company’s holiday shutdown period, these RSUs would have potentially been forfeited as well. However, if the Acquisition Event were consummated subsequent to December 31, 2007, the RSUs shown below would likely have been issued prior to consummation.

Officer	RSU Vested but Unissued at 12/31/07 (#)	Vested Options That Would Expire If Not Exercised by 12/31/07 (#)				Potential Gain If All Vested Options Were Exercised on 12/31/07
		From 3/2/07 Agreement	From 5/8/06 Agreement	From Prior Option Grants	Total Vested Options
F. William Capp	5,225	178,410	79,112	1,500,000	1,757,522	$1,109,809
James M. Spiezio	2,256	77,032	33,936	683,333	794,301	$449,005
Matthew L. Lazarewicz	2,040	69,609	31,064	646,666	747,339	$472,690

If the terms of the Acquisition Event provide for cash payments to common shareholders for each share of common stock surrendered, the following could occur:

•	The unvested RSUs will terminate upon consummation of the Acquisition Event, and the Executive Officer will receive, in exchange, a cash payment equal to the amount of the acquisition price multiplied by the number of shares of common stock subject to the unvested RSUs.
•	The options will terminate upon consummation of the Acquisition Event, and the Executive Officer will receive a cash payment equal to the amount (if any) by which the acquisition price times the number of options (both vested and unvested) exceeds the cash price of the option.

If an Acquisition Event occurred on December 31, 2007 and this action was elected, the amount of cash received by the Executive Officers would vary based on the acquisition price. Assuming the acquisition price was equal to the closing price of our stock as of the end of the fiscal year ($1.52), the following payments would have been made:

Officer	Payment for Unvested RSUs	Payment for Outstanding Options*
F. William Capp	$51,865	$224,512
James M. Spiezio	22,411	97,251
Matthew L. Lazarewicz	20,208	87,310

*	Payment relates only to outstanding options granted in May 2006 and March 2007. Option agreements granted in prior years do not contain the same provision.
•	Provide that the unvested RSUs and/or the Option become exercisable, realizable or vested in full, or be free of all conditions or restrictions, prior to the consummation of the Acquisition Event, or if applicable, be replaced by equivalent options by the acquiring or succeeding corporation.

The number of units that could potentially have become fully vested and the additional compensation cost that would have been recorded should an Acquisition Event have occurred at December 31, 2007 is as follows:

Officer	Options (#)	Option Compensation Cost	RSU (#)	RSU Compensation Cost
F. William Capp	307,042	$70,043	34,122	$14,256
James M. Spiezio	132,714	30,288	14,744	6,164
Matthew L. Lazarewicz	119,672	27,286	13,295	5,554

Note that options granted prior to 2006 were fully vested prior as of December 31, 2007.

Impact of Change of Control on PSUs

In the event of an Acquisition Event, if the average of the high and low prices of our Common Stock on the day prior to the date of the closing is higher than the “Target Stock Price” (as previously defined), we will be considered to have awarded fully-vested PSUs to the Executive Officers in accordance with the following formula:

Prorated Actual Award = Potential Award X (Lapsed Months/56), where the “Lapsed Months” mean the number of calendar months that have lapsed from the Effective Date (May 8, 2006) to the Closing Date.

If such an Acquisition Event had occurred as of December 29, 2007, the calculation would have been as follows:

Average stock price on the day prior to closing:

High stock price on December 31, 2007	$1.57
Low stock price on December 31, 2007	$1.45
Average of high/low	$1.51	$1.51
Target stock price at 12/31/07 (as calculated above)	$1.99	$1.99

Since the average of the stock price on the day prior to closing was less than the Target Stock Price, no prorated actual award would have been granted at December 31, 2007 should there have been an Acquisition Event closing on that date.

Director Compensation

The following table represents the compensation paid to our Board of Directors with respect to fiscal 2007.

Name	Year	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)	Total ($)
Stephen P. Adik	2007	$60,500	$30,000	$90,500
Daniel E. Kletter	2007	48,625	53,398	102,023
Jack P. Smith	2007	51,750	30,000	81,750
William E. Stanton	2007	34,500	26,572	61,072
Virgil G. Rose	2007	35,375	47,616	82,991
Edward A. Weihman	2007	24,875	53,832	78,707
Lisa W. Zappala	2007	25,000	26,572	51,572

Certain columns were omitted from this table because no such compensation was paid or earned by the Directors in 2007.

In addition to the individuals noted above, F. William Capp, CEO of Beacon Power, serves as a member of the Board of Directors. Mr. Capp’s compensation is shown in the Summary Compensation Table. Mr. Capp does not receive any additional compensation for his service on the Board of Directors.

(1)	The totals shown above include retainers and board meeting fees earned in fiscal 2007. Actual cash paid to the directors in 2007 is as follows:

Total compensation per Director Compensation Table (above):	$280,625
Plus: 2006 compensation paid in 2007	41,500
Less: 2007 compensation paid in January 2008	(30,500)
Total director compensation on cash basis for fiscal 2007	$291,625
(2)	Option Awards includes the stock compensation expense calculated in accordance with FAS 123R, without regard to forfeitures for option grants made in 2006 and 2007.
(3)	Options granted to directors in 2007 and options outstanding as of December 31, 2007 include the following:

Name	Grant Date of Stock and Option Awards During 2007	Number of Options Granted During 2007	Grant Date Fair Value of Stock and Option Awards	Options Outstanding at December 31, 2007 (#)
Stephen P. Adik	12/13/07	13,387	$13,253	255,134
Daniel E. Kletter	12/13/07	13,387	13,253	113,387
Jack P. Smith	12/13/07	13,387	13,253	288,440
William E. Stanton		—	—	74,357
Virgil G. Rose	01/25/07	100,000	64,000
	12/13/07	13,387	13,253	113,387
Edward A. Weihman	07/06/07	100,000	111,000
	12/13/07	13,387	13,253	113,387
Lisa W. Zappala		—	—	150,000

Standard Director Compensation Arrangements

Our non-employee directors are compensated with a package that consists of both stock options and cash. The following table illustrates our existing directors’ compensation structure for fiscal 2007:

Cash Retainer:	$10,000
Equity Retainer (common stock options):	$25,000(i)
1 year vest
Fees for Attending Board Meetings:	$2,000/meeting
$1,000/call
Fees for Attending Meetings of Committees of Which a Director Is a Member:	$1,500/meeting
$ 500/call
Maximum Meeting Fees/Day:	Max. $3,500/day
Committee Chair Retainer:	$2,500
Audit Chair Retainer:	$10,000
Audit Member Premium:	$5,000

(i)	In December 2007, directors received stock options with a value of $25,000. The number of shares of common stock underlying the options was determined by dividing such dollar value by the average closing price of our common stock for a three-month period that ended three trading days before the date the options were granted. The exercise price of the options is the closing price on the date of grant. Annual retainer options vest monthly over a twelve-month period, and have a term of ten years. This change from the prior 3-year vesting schedule for annual director retainer grants was approved by the Shareholders at the 2007 Annual Meeting.

All director options are granted under our Third Amended and Restated 1998 Stock Incentive Plan. Historically, option grants are typically made when a new director joins the Board, and in late November or early December of each fiscal year to existing directors. Upon joining the board, directors receive a one-time grant of an option to purchase 100,000 shares of common stock with an exercise price equal to the closing price of our common stock on the date of grant. These options typically vest monthly over a three-year period, expire after ten years and continue to be exercisable once vested, regardless of whether the director continues to serve on our board. The annual director option grants for 2007 were granted at the regularly-scheduled December board meeting. At that meeting, the Board voted to ensure that, going forward, annual director option grants be automatically granted to all non-employee directors of the Company on December 1 of each year (commending in 2008), on the same basis as described in Note (i) above. If December 1 does not fall on a business day, then the grant shall be considered to occur on the next business day.

Former directors Mr. Stanton and Ms. Zappala did not receive any option grants during 2007 because they resigned from the Board of Directors prior to December 2007 when such options were granted to existing directors. Mr. Weihman and Mr. Rose joined the Board during 2007, and each received an option to purchase 100,000 shares of common stock at such time, in addition to the annual retainer grant issued in December. In April 2007, Mr. Adik, Mr. Smith, Mr. Stanton and Ms. Zappala each entered into an agreement with the Company to amend their November 2006 Director Option Agreements to compress what was previously a three year vesting period for such grants into a one-year vesting period.

The following table illustrates our existing directors’ compensation structure for fiscal 2008:

Cash Retainer:	$10,000
Equity Retainer (common stock options):	$25,000(i)
1 year vest
Fees for Attending Board Meetings:	$2,000/meeting
$1,000/call
Fees for Attending Meetings of Committees of Which a Director Is a Member:	$1,500/meeting
$ 500/call
Maximum Meeting Fees/Day:	Max. $4,500/day
Compensation Chair Retainer:	$7,500
Audit Chair Retainer:	$10,000
Audit Member Premium:	$5,000
All other Chair Retainer:	$5,000

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our Board of Directors’ Compensation Committee in 2007 were Jack P. Smith, Stephen P. Adik and Virgil G. Rose. During or prior to our fiscal year ended December 31, 2007, none of these members was an officer or employee of Beacon, or its subsidiary or, to our knowledge, had relationships requiring disclosure under the SEC rules. In making these statements, we have relied upon representations from our directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director Independence

There were no related party transactions in the year ended December 31, 2007.

There are no family relationships among any of our directors or executive officers. Messrs. Adik, Smith, Kletter, Weihman and Rose, representing a majority of our directors, are determined to be independent under the rules of the NASDAQ Stock Exchange. Our board holds regularly scheduled meetings at which only these independent directors are present.

Related Party Transaction Policy and Procedures

The following policy and procedure has been adopted in writing by us, as part of the Nominating and Governance Committee’s charter:

Related Party Transaction Policy and Procedures

Policy

It is the policy of the our Board of Directors that all Interested Transactions with Related Parties, as those terms are defined in this policy, shall be subject to approval or ratification in accordance with the procedures set forth below.

Procedures

The Nominating and Corporate Governance Committee (the “Committee”) shall review the material facts of all Interested Transactions and either approve or disapprove of the entry into the Interested Transaction, subject to the exceptions described below. If advance Committee approval of an Interested Transaction is not feasible, then the Interested Transaction shall be considered and, if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. In determining whether to approve or ratify an Interested Transaction, the Committee shall take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction.

The Committee has reviewed the categories of Interested Transactions described below in “Standing Pre-Approval for Certain Interested Transactions” and determined that under the terms of this policy the Company is approved to enter into each of the Interested Transactions described therein. The Committee may add additional categories of Interested Transactions to the list of standing pre-approved Interested Transactions.

No director shall participate in any discussion or approval of an Interested Transaction for which he or she is a Related Party, except that the director shall provide all material information concerning the Interested Transaction to the Committee.

If an Interested Transaction will be ongoing, the Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the Related Party.

Thereafter, the Committee, on at least an annual basis, shall review and assess ongoing relationships with the Related Party to see that they are in compliance with the Committee’s guidelines and that the Interested Transaction remains appropriate.

Definitions

An “Interested Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (2) the Company is a party or a participant, and (3) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

A “Related Party” is any (a) person who is or was (since the beginning of the last fiscal year, even if they do not presently serve in that role) an Executive Officer, director or nominee for election as a director, (b) greater than 5 percent beneficial owner of the Company’s common stock, or (c) Immediate Family Member of any of the foregoing.

“Immediate Family Member” includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

Standing Pre-Approval for Certain Interested Transactions

The Committee has reviewed the categories of Interested Transactions described below and determined that under the terms of this policy the Company is approved to enter into each of the Interested Transactions so described, even if the aggregate amount involved will exceed $100,000:

(1)	Employment of Executive Officers. Any employment by the Company of an Executive Officer of the Company if:
(a)	the related compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K as promulgated by the Securities and Exchange Commission (“Reg S-K”) as generally applicable to “named executive officers”; or
(b)	the Executive Officer is not an immediate family member of another Executive Officer or director of the Company, the related compensation would be reported in the Company’s proxy statement under Item 402 of Reg S-K if the Executive Officer were a “named executive officer”, and the Company’s Compensation Committee approved (or recommended that the Board approve) such compensation;
(2)	Director Compensation. Any compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement under Item 402 of Reg S-K;
(3)	Certain Transactions with Other Companies. Any transaction with another company with which a Related Person’s only relationship is as an employee (other than an Executive Officer), director or beneficial owner of less than 10% of that company’s equity, if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of that company’s total annual revenues;
(4)	Certain Company Charitable Contributions. Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an Executive Officer) or a director, if the aggregate amount involved does not exceed the lesser of $50,000, or 2 percent of the charitable organization’s total annual receipts;
(5)	Transactions Where All Shareholders Receive Proportional Benefits. Any transaction where the Related Person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g. dividends);
(6)	Transactions Involving Competitive Bids. Any transaction involving a Related Party where the rates or charges involved are determined by competitive bids;
(7)	Regulated Transactions. Any transaction with a Related Party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

PROPOSAL 2

RATIFICATION OF SELECTION OF AUDITORS

We are submitting for ratification at the Annual Meeting the selection, by our Audit Committee, of Miller Wachman LLP as independent auditors to audit our books and accounts for the fiscal year ending December 31, 2008. Such ratification requires the affirmative vote of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting when a quorum is present. Representatives of Miller Wachman will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions of stockholders.

Miller Wachman has advised us that neither it nor any of its members has any direct financial interest in Beacon as a promoter, underwriter, voting trustee, director, officer or employee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE ACTION TAKEN BY THE AUDIT COMMITTEE APPOINTING MILLER WACHMAN, LLP AS OUR INDEPENDENT AUDITOR TO CONDUCT THE ANNUAL AUDIT OF THE FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

Principal Accounting Fees and Services

We have engaged Miller Wachman, LLP (“Miller Wachman”) as our independent registered public accounting firm since October 29, 2004, and had engaged Deloitte & Touche, LLP (“Deloitte”) since before our initial public offering in November 2000 through the date of their resignation, August 27, 2004. Our most recent fiscal audit was performed by Miller Wachman.

Principal accounting fees billed during 2007 and 2006 are as follows:

	2007	2006
Audit Fees	$65,361	$75,000
Audit-Related Fees	114,000	127,371
Tax Fees	17,708	10,000
All Other Fees	—	—
Total Fees	$197,069	$212,371

Audit Fees

The aggregate audit fees billed by Miller Wachman for the fiscal year ended December 31, 2007 and 2006 were $65,361 and $75,000, respectively. These fees include amounts for the audit of our consolidated annual financial statements and the reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, including related services such as attest services and consents.

Audit-Related Fees

Audit-related fees billed during 2007 and 2006 were $114,000 and $127,371, respectively. These fees included work related to consent letters, review of registration filings and quarterly reviews of our financials.

Tax Fees

The aggregate fees billed by Miller Wachman for tax services rendered during the fiscal years ended December 31, 2007 and 2006, respectively, were $17,708 and $10,000, respectively. These fees were for the preparation and filing of the 2006 income tax return and developing estimated payments for 2007 income taxes.

All Other Fees

There were no other fees paid to our auditors during 2007 or 2006.

Audit Committee Pre-Approval Requirements

The charter of our Audit Committee provides that it has the sole authority to review in advance and grant any pre-approvals of (i) all auditing services to be provided by the independent auditor, (ii) all significant non-audit services to be provided by the independent auditors as permitted by Section 10A of the Securities Exchange Act of 1934 and (iii) all fees and the terms of engagement with respect to such services. All audit and non-audit services performed by Miller Wachman during fiscal 2006 were pre-approved pursuant to the procedures outlined above.

Required Vote and Board of Directors Recommendation

Approval of the ratification of the selection, by our Audit Committee, of Miller Wachman LLP as independent auditors to audit our books and accounts for the fiscal year ending December 31, 2008 requires the affirmative vote of the holders of a majority of the shares represented at the Annual Meeting. Proxies solicited by management for which no specific direction is included will be voted “FOR” the approval of the ratification of the selection of Miller Wachman LLP.

OUR AUDIT COMMITTEE UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE RATIFICATION OF THE SELECTION OF MILLER WACHMAN LLP AS INDEPENDENT AUDITORS TO AUDIT OUR BOOKS AND ACCOUNTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

OTHER MATTERS

As of the date of this Proxy Statement, we do not know of any matters that will be brought before the Annual Meeting other than those specified in the Notice of Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the form of proxy, or their substitutes, will vote on such matters in accordance with their best judgment.

FINANCIAL STATEMENTS

Our Annual Report to Stockholders is provided to stockholders along with this Proxy Statement and contains our financial statements. The Annual Report and the financial statements contained therein are not to be considered as a part of this soliciting material.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Beacon stockholders will be “householding” our proxy materials. A singly proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your request to Beacon Power Corporation, Attention: Investor Relations, 65 Middlesex Road, Tyngsboro, MA 01879 or contact Investor Relations at (978) 661-2825. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Annual Meeting of Stockholders in 2009 may do so by complying with SEC rules and our By-Laws. To be eligible for inclusion, stockholder proposals must be received by us on or before March 3, 2009. If you would like a copy of the requirements contained in our By-Laws, please contact James M. Spiezio, Secretary, Beacon Power Corporation, 65 Middlesex Road, Tyngsboro, MA 01879.

If a stockholder of Beacon wishes to present a proposal before the 2009 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in Beacon’s proxy statement and proxy card, such stockholder must give written notice to the Secretary of Beacon at the address noted above. The Secretary must receive such notice at least five days in advance of the date of the 2009 Annual Meeting. If a stockholder fails to provide timely notice of a proposal to be presented at the 2009 Annual Meeting, the proxies designated by the Board of Directors of Beacon will have discretionary authority to vote on any such proposal.

By Order of the Board of Directors,

Beacon Power Corporation

F. William Capp
President and Chief Executive Officer

Tyngsboro, Massachusetts
July 3, 2008

PROXY — BEACON POWER CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF THE CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 7, 2008

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THEIR STOCKHOLDER(S)

The undersigned stockholder of Beacon Power Corporation (the “Corporation”) hereby appoints F. William Capp and James M. Spiezio (each a “Proxy Agent”), jointly and severally with full power of substitution to each as proxies for and on behalf of the undersigned, to attend the Annual Meeting of Stockholders of the Corporation to be held at Beacon’s corporate headquarters located at 65 Middlesex Road, Tyngsboro, Massachusetts 01879 on Thursday, August 7, 2008 at 11:00 a.m., or at any adjournments thereof, and to vote as directed below all stock of the Corporation which the undersigned would be entitled to vote if personally present.

By acceptance, each Proxy Agent agrees that this Proxy will be voted in the manner directed by the stockholder giving this Proxy. If no direction is specified, the Proxy will be voted FOR the election of the nominees for Directors and FOR the ratification of the selection of Miller Wachman LLP as independent auditors for the fiscal year ending December 31, 2008. Discretionary authority is hereby conferred as to all other matters which may properly come before the meeting or any adjournments thereof. This Proxy, if properly executed and delivered, will revoke all other Proxies.

Electronic Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

Vote by telephone	Vote by Internet
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada or Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Log on to the Internet and go to the following web site: WWW.INVESTORVOTE.COM
• Follow the instructions provided by the recorded message.	• Follow the steps outlined on the secure website.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR

Proxies submitted by telephone or the Internet must be received by 11:59 p.m. Eastern Time on August 6, 2008.
THANK YOU FOR VOTING

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,
DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

PROPOSALS — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2.

A	Proposals

1.	Election of Directors — Nominees:
		For	Withhold
	F. William Capp	☐	☐
	Stephen P. Adik	☐	☐
	Daniel E. Kletter	☐	☐
	Virgil G. Rose	☐	☐
	Jack P. Smith	☐	☐
	Edward A. Weihman	☐	☐

2.	Ratification of the selection of Miller Wachman LLP as the Corporation’s independent auditors for 2008:	FOR ☐	AGAINST ☐	ABSTAIN ☐	Mark the box to the right if you plan to attend the meeting.	☐
B	Non-Voting Items Change of Address — Please print new address below.
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and sign below.
PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ACCOMPANYING ENVELOPE.
NO POSTAGE REQUIRED IF MAILED IN THE UNITED STATES

Please sign exactly as your name appears hereon. When signing as administrator, attorney, executor, guardian or trustee, please give your full title. If the signer is a corporation or partnership, please sign a full corporate or partnership name by any authorized officer of person. If shares are held jointly, each joint owner should sign.

Signature 1 — Please keep signature within the line	Signature 2 — Please keep signature within the line	Date (mm/dd/yyyy)
☐☐ / ☐☐ / ☐☐☐☐